EXHIBIT 10.1

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”) is made as of December 22, 2021 (the “Signing Date”), by and among UFP Technologies, Inc., a Delaware corporation (“Buyer”), DAS Medical Holdings LLC, a Georgia limited liability company (the “Company”), Parallax Investments, LLC, a Georgia limited liability company (“Seller”), and the Purchase Price Beneficiaries defined in Article XII and set forth on the signature pages to this Agreement. The Purchase Price Beneficiaries are parties to this Agreement solely with respect to Section 3.10 (Limited Reliance Disclaimer), 9.5 (Confidentiality), Article V (Indemnification) and Section 11.17 (Representation of the Company and Company Entities). Buyer, Company, Seller, and the Additional Parties may be collectively referenced herein as “Parties” and individually referenced herein as “Party”.

BACKGROUND

A.       On September 29, 2021, Seller was organized as a Georgia limited liability company upon the filing of articles of organization with the Office of the Secretary of the State of Georgia. Seller made an election to be treated as an S corporation within the meaning of Section 1361 of the Code effective as of such date. Seller has conducted no business and had no assets or liabilities prior to the Reorganization (as defined below).

B.       On October 14, 2021, pursuant to a Contribution Agreement by and among the Purchase Price Beneficiaries and Seller, each of the Purchase Price Beneficiaries contributed all of such Purchase Price Beneficiaries’ issued and outstanding equity interests in Company to Seller in exchange for all of the issued and outstanding membership interests of Seller (the “Contribution”).

C.       Immediately prior to the Contribution, the Purchase Price Beneficiaries owned, beneficially and of record, all of the issued and outstanding equity interests in Company, which at the time of the Contribution qualified as an “S corporation” pursuant to Section 1361(a) of the Code.

D.       On the date of the Contribution, Seller made an election to treat Company as a “qualified subchapter S subsidiary” pursuant to Section 1361(b)(3) of the Code effective as of the date of the Contribution (the “QSub Election”).

E.       At least one day after the date of the Contribution and at least one day prior to the Closing Date, Seller made an election to treat Company as a “disregarded entity” for tax purposes (the “Check-the-Box Election” and, together with the Contribution and the QSub Election, the “Reorganization”).

F.       The Reorganization is completed and is intended to constitute a reorganization as defined in Section 368(a)(1)(F) of the Code as described in Rev. Rul. 2008-18.

G.       Seller is the record holder and beneficial owner of all of the issued and outstanding equity interests in the Company (the “Interests”);

H.       Seller desires to sell all of the Interests to Buyer, and Buyer desires to purchase all of the Interests from Seller, pursuant to the terms and conditions of this Agreement.

I.       Contemporaneously with the consummation of the transactions contemplated by this Agreement, (i) the Personal Goodwill Sellers will sell all of their Personal Goodwill related to the Business and operations conducted by the Company and Company Subsidiaries under a separate Personal Goodwill Purchase Agreement to be executed as of Closing, between Buyer and each of the Personal Goodwill Sellers with additional aggregate sums to be paid thereunder of $20,000,000; and (ii) each of the Purchase Price Beneficiaries will enter into Non-Competition Agreements between the Buyer and each Purchase Price Beneficiaries to be executed as of Closing, with additional sums to be paid thereunder, including $10,000,000 under the Key Owner Non-Competition Agreements.

J.       The purchase of the Interests by Buyer as contemplated by this Agreement is intended to be treated for all Federal Income Tax purposes as an acquisition by Buyer of an undivided interest in each asset of the Company, including Company Subsidiaries, with each such asset being transferred subject to the liabilities of the Company (collectively, the “Intended Tax Treatment”).

K.       The capitalized terms that are used in this Agreement are defined in the sections in which they first appear or in Article XII.

NOW, THEREFORE, in consideration of the representations, warranties, covenants, and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

Article I – PURCHASE AND SALE

1.1               Purchase and Sale. Subject to the terms and conditions of this Agreement, Seller hereby sells, transfers, assigns, and delivers to Buyer, and Buyer hereby purchases from Seller, all of the Interests, for the consideration specified in Section 1.2.

1.2               Purchase Price. Subject to the terms and conditions of this Agreement, the aggregate consideration for the purchase of the Interests (the “Purchase Price”), shall be equal to the net sum of:

(a)                $75,000,000 (the “Base Amount”),

(b)                plus Closing Cash,

(c)                minus Closing Debt,

(d)                minus Seller’s Transaction Expense,

(e)                plus or minus, as applicable, the Closing Working Capital Adjustment, and

(f)                 plus the Earnout Payments, if any, but solely to the extent earned and paid in accordance with Section 1.6 and Schedule 1.6 of this Agreement.

1.3               Estimated Closing Statement. Not later than three (3) Business Days prior to the Closing Date, Seller shall cause the Company to deliver to Buyer (a) a statement substantially in the form provided in Exhibit A (the “Estimated Closing Statement”) setting forth the Company’s good faith estimate of the amount and calculation of the Closing Price (the “Estimated Closing Price”), including the amount and calculation of its component parts: the estimated Closing Cash, the estimated Closing Debt, the estimated Seller’s Transaction Expense, the estimated Closing Working Capital, and the estimated Closing Working Capital Adjustment, as well as (b) the Company’s good faith estimated unaudited balance sheet of the Company Entities as of the Closing Date, substantially in the form provided in Exhibit A-1, from which the Company derived the Estimated Closing Price and each component part thereof (the “Estimated Closing Balance Sheet”). The Estimated Closing Statement and the Estimated Closing Balance Sheet shall be prepared from the books of account of the Company in accordance with GAAP, applied consistently with the Company’s past practice to the extent such practices are compliant with GAAP. “Closing Price” means the total of the Base Amount plus or minus, as applicable, the estimated Closing Cash, the estimated Closing Debt, the estimated Seller’s Transaction Expense, and the estimated Closing Working Capital Adjustment.

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1.4               Closing Payment. Subject to the terms and conditions of this Agreement, Buyer or its designee will pay the Estimated Closing Price on the Closing Date by wire transfer of immediately available funds, or hold back of funds as provided below, as follows (the “Closing Payment”):

(a)                Reserved

(b)                Seller’s Transaction Expense: to the payees of all unpaid Seller’s Transaction Expense listed in the Flow of Funds Memorandum attached as Exhibit B, in accordance with the amounts and wire transfer instructions set forth therein (the “Unpaid Seller’s Transaction Expense”);

(c)                Escrow: to the Escrow Agent in accordance with the wire transfer instructions set forth in the Flow of Funds Memorandum), the sum of $10,000,000 (the “Escrow Amount”) to be held in accordance with the Escrow Agreement and Section1.5(c) and Section 10.7 of this Agreement (the “Escrow”); and

(d)                Payment to Seller: to Seller, the balance of the Estimated Closing Price in accordance with the amounts and wire transfer instructions set forth in the Flow of Funds Memorandum.

1.5               Post-Closing Adjustment.

(a)                Closing Statement. Within 90 days after the Closing Date, Buyer shall prepare and deliver to Seller (a) a statement substantially in the form provided in Exhibit C, setting forth the amount and calculation of the Closing Price (the “Closing Statement”), including the amount and calculation of each component thereof as well as (b) a balance sheet of the Company Entities as of the Closing Date, substantially in the form provided in Exhibit C-1, from which the Buyer derived the Closing Price and each component thereof (the “Closing Balance Sheet”). The Closing Statement and the Closing Balance Sheet shall be prepared from the books of account of the Company in accordance with GAAP applied consistently with the Company’s past practices to the extent such practices are compliant with GAAP. The Closing Statement shall become final and binding upon the Parties 30 days after the Seller’s receipt thereof, unless Seller, within such 30 day period, delivers to Buyer written notice of its objection(s) to the Closing Statement (the “Objection Notice”), in which case the Closing Statement shall not be binding upon the Parties and such dispute shall be resolved pursuant to Section 1.5(b). Buyer will furnish to the Seller such work papers and other documents and information relating to the Closing Statement as the Seller may reasonably request.

(b)                Dispute Resolution.

(i)                 Procedure. Within 10 Business Days after Buyer receives the Objection Notice, Seller and Buyer shall negotiate in good faith in an effort to resolve their differences with respect to the disputed items set forth in the Objection Notice (the “Disputed Items”). If Seller and Buyer are able to resolve any of the Disputed Items within such 10 Business Days, then each such resolved Disputed Item and its corresponding resolution shall be memorialized in a written agreement signed by Buyer and by Seller (collectively, the “Resolved Items”). If Seller and Buyer are unable to resolve all of the Disputed Items within such 10 Business Day period, then either of such Parties may submit the Closing Statement, the Objection Notice, and an identification of the Unresolved Disputed Items (the “Submission”) to RSM US LLP (the “Accounting Firm”)1, who will be jointly engaged to resolve such Unresolved Disputed Items. The Seller and Buyer will each be provided the opportunity to present to the Accounting Firm material that is relevant to the determination. “Unresolved Disputed Items” means the Disputed Items other than the Resolved Items.

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1 NTD: Please advise if Buyer has any suggestions regarding accounting firm. Seller would propose Bennett Thrasher, LLP, a regional firm based in Atlanta, to resolve any disputes.

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(ii)               Accounting Firm Decision. The Accounting Firm’s role shall be limited to resolving the Unresolved Disputed Items and the Accounting Firm shall strictly apply the provisions of this Agreement regarding the determination of the Closing Price (including the determination of Closing Cash, Closing Debt, Seller’s Transaction Expense, Closing Working Capital, and the Closing Working Capital Adjustment) in achieving such resolution. With respect to each Unresolved Disputed Item, the decision of the Accounting Firm shall be within the range of the values proposed by Buyer and Seller, and the Accounting Firm may not assign a value to any Unresolved Disputed Item greater than the greatest value for such item, or less than the lowest value for such item, claimed by Buyer or Seller. The Accounting Firm shall render its decision in writing within 30 days of its receipt of the Submission. The decision of the Accounting Firm, functioning as an expert and not an arbitrator, shall be final and binding upon the Parties and shall be in substitution for and precludes the bringing of any actions in any court in connection with the resolution of any Unresolved Disputed Item(s) under this Section 1.5, other than enforcement of the Accounting Firm’s determination, if necessary. The fees and expenses of the Accounting Firm incurred in resolving the Unresolved Disputed Items (“Accounting Firm Fees”) shall be borne by a party to the extent the Unresolved Disputed Items were not resolved in favor of such party. For example, if the Unresolved Disputed Items total $1,000 and the Accounting Firm awards $600 to Seller and $400 to Buyer, then 60% of the Accounting Firm Fees would be borne by Buyer and 40% of the Accounting Firm Fees would be borne by Seller.

(c)                Purchase Price Adjustment and Payment. If the Closing Price, as finally determined pursuant to this Section 1.5, is (i) less than the Estimated Closing Price (the “Shortfall Amount”), then, within 5 Business Days after such determination, Buyer and Seller shall execute and deliver Joint Written Instructions to the Escrow Agent to pay out of the then-remaining Escrow Amount an amount equal to the Shortfall Amount and to the extent the then-remaining Escrow Amount is less than the Shortfall Amount, Seller shall pay to Buyer the remaining portion of the Shortfall Amount within 5 Business Days of such determination of the Shortfall Amount or (ii) more than the Estimated Closing Price (the “Excess Amount”), then Buyer shall pay the Excess Amount to Seller within 5 Business Days of such determination. Any payments made pursuant to this Section (whether out of the Escrow or by Seller directly) shall be treated as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by applicable Law.

1.6               Earnout Payments. Subject to the terms and conditions set forth in Schedule 1.6 (the “Earnout Payment Schedule”) and the other terms and conditions of this Agreement, Buyer shall pay to Seller such Earn-Out Payments, if any, as are required to be paid pursuant to the Earn-Out Payment Schedule (the “Earn-Out Payments”).Any payments made pursuant to this Section (whether out of the Escrow or by Seller directly) shall be treated as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by applicable Law.

1.7               Withholding. If a payment is required to be made pursuant to this Agreement (or any other Transaction Agreement) that is subject to withholding pursuant to applicable Law, Buyer (or such other applicable withholding agent) shall be entitled to deduct and withhold from such payment any amount it is legally required to deduct and withhold. To the extent any such amounts are deducted or withheld, such amounts shall be treated for all purposes under this Agreement (or any other Transaction Agreement) as having been paid to the Person to whom such amounts would otherwise have been paid.

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Article II - REPRESENTATIONS AND WARRANTIES REGARDING SELLER AND ITS SUBSIDIARIES2

Seller represents and warrants to Buyer as of the Signing Date as follows:

2.1               Organization.

(a)                Each of the Company, Sterimed, LLC and One Degree Medical Holdings, LLC, is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Georgia, has full power and authority to own, lease, and operate its assets and to conduct its business as it is currently being conducted.

(b)                DAS Medical Corporation is a corporation duly organized, validly existing, and in good standing under the laws of the state of Delaware, has full power and authority to own, lease, and operate its assets and to conduct its business as it is currently being conducted.

(c)                DAS Medical International, S.R.L (D.R.), is a company of limited responsibility duly organized, validly existing, and in good standing under the laws of the Dominican Republic, has full power and authority to own, lease, and operate its assets and to conduct its business as it is currently being conducted.

(d)                Company has provided to Buyer complete and accurate copies of the Organizational Documents of each of the Company Entities.

(e)                None of the Company Entities is in violation of any of the provisions in its Organizational Documents.

2.2               Foreign Qualifications. Schedule 2.2 sets forth a complete and accurate list of all jurisdictions in which each of the Company Entities (a) owns or leases real property, manufactures products, sells products or services, or employs employees and (b) is qualified to do business.

2.3               Due Authorization; Binding Obligation.

(a)                The Company has all requisite power and authority and has taken all corporate action required on its part to permit it to execute and deliver and to carry out the terms of this Agreement and of the other Transaction Agreements to be executed by the Company and to consummate the Transactions.

(b)                This Agreement and the other Transaction Agreements to be executed by the Company have been duly executed and delivered by the Company and constitute the legal, valid, and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally and by general principles of equity (the “Enforceability Exceptions”).

2.4               Non-Contravention. Except as set forth in Schedule 2.4, the execution, delivery and performance of this Agreement and of the other Transaction Agreements to be executed by the Company and the consummation of the Transactions by the Company do not and will not contravene the Organizational Documents of any of the Company Entities or violate any applicable Law, and do not and will not conflict with or result in (a) a material breach of or material default or material increase of any obligation or liability under any contract to which any of the Company Entities is a party or (b) a violation of or default under any judgment, decree, order, or ruling by which any of the Company Entities is bound or any of its respective material assets or properties is bound or affected.

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2 NTD: Subject to ongoing review by Seller’s D.R. counsel.

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2.5               Approvals, Consents and Filings. Except for approvals required under the HSR Act and applicable Competition Laws, or as set forth in Schedule 2.5, no approval, authorization, consent, order, filing, registration or notification is required to be obtained by any of the Company Entities from, or made or given by any of the Company Entities to, any Governmental Authority or any other Person in connection with the execution, delivery, or performance of this Agreement or any other Transaction Agreement to be executed by the Company or the consummation of the Transactions, other than such consents or approvals as have been duly obtained and are in full force and effect. Schedule 2.5 lists each Material Contract that requires any Company Entity to obtain consent from the other contracting party prior to the Closing in connection with (a) the execution, delivery and performance of this Agreement or any other Transaction Agreement to which any Company Entity is a party or (b) the consummation of the Transactions.

2.6               Capitalization; Debt; Subsidiaries.

(a)                The Interests constitute one hundred percent (100%) of the issued and outstanding equity interests in the Company. Seller is the record holder and beneficial owner of all of the Interests.

(b)                Except as set forth in Schedule 2.6(b), there are no preemptive or other outstanding rights, options, warrants, conversion rights, exchange rights, redemption rights, repurchase rights, agreements, arrangements or commitments under which the Company is or may become obligated to issue or sell, or which give any Person a right to subscribe for or acquire, any equity interests in the Company or obligations exercisable or exchangeable for or convertible into any equity interests in the Company, and no securities or obligations evidencing such rights are authorized, issued or outstanding. There are no outstanding equity appreciation, phantom equity, or profit participation rights with respect to the equity securities of the Company.

(c)                All of the Interests have been offered, issued, and sold by the Company in compliance in all material respects with, or pursuant to valid exemptions from, all applicable federal and state securities laws.

(d)                None of the Company Entities has any Debt, other than the Debt disclosed on Schedule 2.6(d).

(e)                Other than the Company Subsidiaries, the Company does not have any subsidiaries and does not own any equity interests in any Person. Each of the Company Subsidiaries is a direct wholly owned subsidiary of the Company, except DAS Medical International, S.R.L. (D.R.) which is a direct wholly owned subsidiary of DAS Medical Corporation, a direct wholly owned subsidiary of the Company. Except for the Company’s equity interests in DAS Medical Corporation (which equity interests are certificated), the Company’s wholly owned equity interests in the Company Subsidiaries are uncertificated and DAS Medical Corporation's wholly owned equity interests in DAS Medical International, S.R.L. (D.R.) are also uncertificated.

2.7               Financial Statements. Schedule 2.7 contains complete and accurate copies of the (a) unaudited consolidated balance sheets of the Company and the Company’s Subsidiaries as of the close of business on August 31, 2021 (the “Interim Balance Sheet” and the “Interim Balance Sheet Date” respectively), and the related unaudited consolidated statements of income and cash flows for the eight month period beginning on January 1, 2021, and ending on the Interim Balance Sheet Date (the “Interim Income Statements” and, together with the Interim Balance Sheet, the “Interim Financial Statements”), and (b) the internally-prepared consolidated balance sheets of the Company and Subsidiaries as of the close of business on December 31, 2020, and the related consolidated statements of income and cash flows for the twelve month period ended on December 31, 2020 (collectively, the “2020 Financial Statements” and, together with the Interim Financial Statements, the “Financial Statements”). Except as set forth therein, in the notes thereto or on Schedule 2.7 (and subject, in the case of interim financial statements, to normal year-end adjustments), the Financial Statements have been prepared from the books and records of the Company Entities and present accurately and fairly in all material respects, in accordance with GAAP, the financial positions and results of operations and cash flows of the Company Entities as of their respective dates and for the respective periods covered thereby.

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2.8               No Undisclosed Liabilities. The Company Entities are not subject to and do not have any Liability which is material to the Company Entities either individually or in the aggregate, except: (a) to the extent disclosed or reserved against in the Interim Balance Sheet; (b) for Liabilities that were reasonably incurred after the Interim Balance Sheet Date in the Ordinary Course of Business consistent in amount and kind with the past practice of the applicable Company Entity; (c) performance obligations under the executory portion of any Material Contract by which the Company is bound; (d) liabilities disclosed in Schedules 2.6(d) and 2.22; or (e) the Unpaid Seller’s Transaction Expense.

2.9               Absence of Changes. Except as set forth in Schedule 2.9, from the Interim Balance Sheet Date until the Signing Date:

(a)                Each of the Company Entities has conducted its business in the Ordinary Course of Business;

(b)                no Lien has been placed upon the assets of any of the Company Entities, other than Permitted Liens;

(c)                the Company has not declared any dividend or distribution or redeemed any of its equity securities;

(d)                none of the Company Entities has acquired or disposed of any material asset other than Inventory in the Ordinary Course of Business;

(e)                there has been no damage, destruction, or casualty loss with respect to any of the material assets of any of the Company Entities;

(f)                 none of the Company Entities has increased the compensation or employee benefits paid or payable to any officer or other employee;

(g)                none of the Company Entities has (i) settled or compromised any pending or threatened legal proceeding, (ii) waived any material rights under any Material Contract or Permit, or (iii) canceled or compromised any material debt or claim of the Company Entities other than in the Ordinary Course of Business;

(h)                none of the Company Entities has made any change in the accounting or auditing or tax methods, practices, or principles of such Company Entity except to the extent required by changes in GAAP that would have the effect of materially increasing the Tax liability or materially reducing any Tax asset of Buyer in respect of any Post-Closing Tax Period;

(i)                 other than in connection with the Reorganization, none of the Company Entities has made or rescinded any express or deemed election relating to Taxes or any Tax exemption, amended any Tax Return or settled or compromised any claim, action, suit, litigation, proceeding, arbitration, investigation, audit, or controversy relating to Taxes that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer in respect of any Post-Closing Tax Period;

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(j)                 none of the Company Entities has incurred any Debt;

(k)                none of the Company Entities has deferred or agreed to defer payment of any payables of such Company Entity, or accelerated or agreed to accelerate the collection of any receivables of such Company Entity, in each case outside of the Ordinary Course of Business;

(l)                 other than the orders placed for the Select Equipment, none of the Company Entities has incurred, or agreed to incur, a single capital expenditure (or series of capital expenditures) in excess of $100,000 for additions to property, plant or equipment or capital leases, and which, if purchased, would be reflected in the property, plant or equipment accounts or capital lease accounts of the Interim Balance Sheet;

(m)              none of the Company Entities has loaned or advanced money or other property to any present or former director, officer, manager, employee, owner, member, or consultant of the Company;

(n)                neither the Company nor any ERISA Affiliate has (i) established, adopted, entered into, amended or terminated any Benefit Plan, (ii) adopted any resolutions in respect of any of the foregoing actions or (iii) established or amended any severance policy, plan or arrangement for employees, officers, or directors of Company or any ERISA Affiliate; or

(o)                none of the Company Entities has taken, committed to undertake, or failed to take any action that would result in the occurrence of any of the foregoing.

2.10           Material Contracts.

(a)                Schedule 2.10(a) sets forth a list, as of the Signing Date, of the following contracts of the Company:

(i)                 contracts (including any purchase orders or leases) which resulted in payments made by any of the Company Entities of more than $100,000 within the 12-month period ending on the Signing Date;

(ii)               contracts (including any purchase orders or leases) which any of the Company Entities reasonably expects to result in payments made by such Company Entity of more than $100,000 within the 12-month period from and after the Signing Date;

(iii)             contracts (including any purchase orders or leases) which resulted in payments received by any Company Entity of more than $100,000 within the 12-month period ending on the Signing Date;

(iv)              contracts (including any purchase orders or leases) which any of the Company Entities reasonably expects to result in payments to be received by such Company Entity of more than $100,000 within the 12-month period from and after the Signing Date;

(v)                contracts relating to Debt of any of the Company Entities;

(vi)              contracts that: (A) limit the freedom of any of the Company Entities to engage in any line of business, to operate its business, or to compete with any Person or (B) restrict in any way the use, ownership, operation, or alienability of the assets of any of the Company Entities (including with respect to (A) or (B) any contracts with non-solicitation, non-compete, or exclusivity provisions);

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(vii)            any offer letter or employment agreement with any current U.S.-based employee that is not immediately terminable at-will by any of the Company Entities without notice (excluding statutory notice) or payment of severance (excluding statutory severance) and the standard form contract for employees in the Dominican Republic;

(viii)          retention agreements or other contracts providing for change in control benefits, in each case that may or will become due as a result of the Closing;

(ix)              contracts with any current or former member or Affiliate of the Company (except for any contracts relating to normal compensation or welfare benefits provided for services as an officer, director, manager, or employee of any of the Company Entities);

(x)                each Government Contract;

(xi)              any license or other agreement relating to Intellectual Property Rights (excluding any “off-the-shelf” software or “shrink-wrap” or “click-through” license agreements), including the In-Licenses and Out-Licenses listed in Schedule 2.13(c)(i) and Schedule 2.13(c)(ii);

(xii)            any agency, dealer, sales representative, or marketing agreement;

(xiii)          any collective bargaining agreement; and

(xiv)          any co-promotion, partnership or joint venture agreement.

(b)                The Company has provided to Buyer true and complete copies of each contract required to be disclosed pursuant to sub-section (a) hereof (each, a “Material Contract”).

(c)                With respect to each Material Contract and except as set forth on Schedule 2.10(c), (i) neither any of the Company Entities nor, to the Knowledge of the Company, any other party thereto is in breach of any Material Contract, (ii) none of the Company Entities has given notice of termination or non-renewal with respect to any Material Contract and no other party thereto has given written notice of termination or non-renewal or, to the Knowledge of the Company, oral notice of termination or non-renewal of any Material Contract, (iii) to the Knowledge of the Company, no event has occurred or circumstance exists that, individually or in the aggregate, would give any other party thereto the right to accelerate any Company Entity’s obligations or to terminate any Material Contract, and (iv) each Material Contract is in full force and effect and constitutes a valid, binding, and enforceable agreement in accordance with its terms by and against the Company Entity party thereto and, to the Knowledge of the Company, the other party thereto, except to the extent that enforceability may be limited by the Enforceability Exceptions and except to the extent such Material Contract has been performed in full or expired by its own terms prior to the Signing Date.

2.11           Tangible Personal Property. Schedule 2.11 sets forth a complete and correct list of all tangible personal property with a net book value in excess of $25,000 (a) owned by any of the Company Entities (the “Owned Personal Property”), (b) leased by any of the Company Entities (the “Leased Personal Property”), or (c) which the Company Entities have a right to use for so long as they manufacture products for the customer which owns such personal property (the “Right of Use Personal Property” and, together with the Owned Personal Property and Leased Personal Property, the “Personal Property”). Each of the Company Entities has (i) good and valid title to all of the Owned Personal Property owned by such Company Entity, free and clear of all Liens other than Permitted Liens, (ii) valid and enforceable leasehold interests in all of the Leased Personal Property of such Company Entity, free and clear of all Liens other than Permitted Liens and (iii) the right to use the Right of Use Personal Property. To the Knowledge of the Company, the Personal Property, together with any immaterial tangible personal property currently in each Company Entity’s possession and to which it has good and valid title, constitutes all tangible personal property reasonably necessary for the Company Entities to operate, in all material respects, the business of the Company Entities as presently conducted. Except as set forth on Schedule 2.11, the Personal Property is maintained by the applicable Company Entity in good operating condition and repair, reasonable wear and tear excepted. The Company has provided to Buyer true and complete copies of all material leases of Personal Property.

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2.12           Real Property.

(a)                None of the Company Entities owns real property.

(b)                Schedule 2.12(b) sets forth all real properties leased by any of the Company Entities (the “Leased Real Properties”). With respect to each lease agreement pursuant to which such real properties are leased (each, a “Real Property Lease”), (i) none of the Company Entities or, to the Knowledge of the Company, any other party thereto is in breach thereof, (ii) none of the Company Entities has received a written notice of termination or, to the Knowledge of the Company, an oral notice of termination thereof, and (iii) all rent and other charges currently due and payable thereunder have been paid. Each Real Property Lease is valid, binding, and enforceable in accordance with its terms by and against the applicable Company Entity, subject to the Enforceability Exceptions, and the applicable Company Entity holds a valid and existing leasehold interest under each Real Property Lease. The Company has provided to Buyer a true and complete copy of each Real Property Lease.

(c)                To the Knowledge of the Company, the use of the Leased Real Properties, as presently used by the applicable Company Entity, does not violate any local zoning or similar land use laws or governmental regulations or any covenant, condition, restriction, order or easement. To the Knowledge of the Company, there is no pending or threatened (i) condemnation actions affecting the Leased Real Properties, or (ii) zoning, building code, or other moratorium action or similar matter which is reasonably expected to materially and adversely affect the Company Entities’ ability to operate the Leased Real Properties after the Closing in the same manner as they are currently operated. The Leased Real Properties and the improvements thereon are in good operating condition and repair (ordinary wear and tear excepted).

2.13           Intellectual Property.

(a)             Registered Intellectual Property. Schedule 2.13(a) sets forth a complete and accurate list of all (i) Intellectual Property Registrations that are registered or filed in the name of any Company Entity (the “Company Registrations”), enumerating specifically the applicable filing or registration number, title, jurisdiction in which filing was made or from which registration issued, date of filing, date of issuance, and names of all current applicant(s) and registered owner(s), as applicable. All assignments of Intellectual Property Registrations to any of the Company Entities have been properly executed and recorded. All Company Registrations are owned by and registered or applied for solely in the name of a Company Entity, are enforceable, subsisting, have not been abandoned and, to the Knowledge of the Company, valid; and all issuance, renewal, maintenance, and other payments that are or will become due with respect thereto within one hundred twenty (120) days after the Signing Date have been paid by or on behalf of a Company Entity.

(b)                Material Non-Registered Intellectual Property. Schedule 2.13(b) sets forth a complete and accurate list of all Material Non-Registered Intellectual Property.

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(c)                Licensed Intellectual Property. Schedule 2.13(c)(i) sets forth a complete and accurate list of all licenses, sublicenses, or other agreements under which any of the Company Entities is granted Intellectual Property Rights by another Person (other than licenses of commercially available, unmodified, “off the shelf” software or software-as-a-service service agreements) (“In-Licenses”). Schedule 2.13(c)(ii) sets forth a true and complete list of all licenses, sublicenses, or other agreements under which any of the Company Entities has granted Intellectual Property Rights to another Person, other than licenses granted to end users in the ordinary course of business on such Company Entity’s standard form of commercial agreement, without material modification (“Out-Licenses”).

(d)                Ownership and Sufficiency. Each item of Company Intellectual Property is owned, or available for use under a valid license, by one or more of the Company Entities, and following the Closing, will continue to be owned, or available for use, by one or more of the Company Entities on substantially identical terms and conditions as it was to one or more of the Company Entities immediately prior to the Closing, without restriction and without additional payment of any kind to any third party (other than amounts that would have been payable by a Company Entity even if the Transactions did not occur). The Company Intellectual Property constitutes all Intellectual Property Rights reasonably necessary to conduct the Business in all material respects in the manner currently conducted by the Company Entities.

(e)                Claims; Orders. There are no Claims (including any motions, petitions, oppositions, interferences or re-examinations) settled in the past twelve (12) months, or pending, or that to the Company’s Knowledge are threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property Rights of any third party by any of the Company Entities, (ii) challenging the validity, enforceability, registrability or ownership of any Company Owned Intellectual Property, or (iii) by any of the Company Entities alleging any infringement, misappropriation, dilution, or violation by any third party of the Company Intellectual Property. No Company Owned Intellectual Property is subject to any proceeding or outstanding governmental order or settlement agreement or stipulation that restricts in any manner the use, transfer, or licensing of any such Company Owned Intellectual Property or of any Company Entity’s Products.

(f)                 Infringement by the Company. None of the Company Owned Intellectual Property infringes, violates, or constitutes a misappropriation of (or, during the five (5) year period prior to Closing, infringed, violated, or constituted a misappropriation of) any Intellectual Property Right of any other Person.

(g)                Reserved.

(h)                Company Source Code. None of the Company Entities has or has used any Company Source Code.

(i)                 Open Source Code. None of the Company Entities owns any Open Source Code or has incorporated any Open Source Code into any Product.

(j)                 Reserved.

(k)                Trade Secrets; Proprietary Information. Each of the Company Entities has taken commercially reasonable measures to maintain in confidence all trade secrets and confidential information comprising a part thereof. There has been no disclosure of any trade secrets of any of the Company Entities. There has been no disclosure of material confidential or proprietary information of any of the Company Entities to any Person other than pursuant to binding and enforceable confidentiality and non-use agreements with such Persons. Each of the Company Entities has complied in all material respects with all contractual and legal requirements pertaining to any third party proprietary or confidential information in the possession, custody, or control of such Company Entity and there has been no unauthorized disclosure of such information by such Company Entity.

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(l)                 Reserved.

(m)              Support and Funding. Except as specifically set forth in Schedule 2.13(m), none of the Company Entities has received any support, funding, resources or assistance from any federal, state, local, or foreign Governmental or quasi-Governmental Authority or funding source in connection with the exploitation of the Products or the Company Owned Intellectual Property and does not have a pending application or other request for any such support, funding, resources, or assistance.

2.14           Data Privacy and Security.

(a)                Reserved.

(b)                Information Privacy and Security. Each of the Company Entities has complied in all material respects with all contractual requirements and Information Privacy and Security Laws pertaining to information privacy and security applicable to the Business. No written complaint (and, to the Knowledge of the Company, no oral complaint) relating to an improper use or disclosure of, or a breach in the security of, any Protected Information in any Company Entity’s possession or control has been made or, to the Knowledge of the Company, threatened against any Company Entity.

(c)                Protected Information. Schedule 2.14(c)(i) identifies all categories of Protected Information collected by any of the Company Entities in the ordinary course of business, excluding such information that a Company Entity processes on behalf of a customer of such Company Entity. From the date that is three (3) years before the Signing Date, each of the Company Entities has taken commercially reasonable steps (including implementing adequate measures with respect to technical and physical security) designed to ensure that all Protected Information in its possession or under its control is protected against loss and against unauthorized access, use, modification, disclosure, or other misuse. Each Company Entity’s receipt, collection, monitoring, maintenance, creation, transmission, use, analysis, disclosure, storage, disposal and security of all Protected Information has complied, and complies, in all material respects, with (i) all Contracts to which such Company Entity is party, and (ii) all Information Privacy and Security Laws.

(d)                Information Technology Assets. Each of the Company Entities has sufficient rights to reasonably use all Software, firmware, networks, middleware and systems, and information technology equipment used or held for use in connection with the operation of its business (the “IT Assets”) and associated documentation, all of which rights shall survive unchanged upon the consummation of the Transactions. To the Knowledge of the Company, the IT Assets perform reliably in all material respects, and since the date that is three (3) years prior to the Signing Date, there has been no material failure or other material substandard performance of any of the IT Assets that has caused any material disruption to the Business. The IT Assets provide commercially reasonable redundancy and speed to meet the performance requirements of the Company Entities’ Business as currently conducted. To the Knowledge of the Company, the IT Assets do not contain any viruses, malware, Trojan horses, worms, other undocumented contaminants, material bugs, vulnerabilities identified in the U.S. National Vulnerability Database maintained by the Department of Homeland Security and the National Institute of Standards and Technology as “high” or “critical”, faults, disabling codes, or other devices or effects that reasonably could (i) enable or assist any Person to access without authorization the IT Assets or any information in the IT Assets, or (ii) otherwise adversely affect the functionality of the IT Assets in any material respect. Each of the Company Entities complies with industry standard practice to periodically review patches, updates and hotfixes offered or recommended by any third-party developer or supplier of IT Assets or Third Party Software and deploy such patches, updates and hotfixes that it believes are commercially prudent. To the Knowledge of the Company, no Person has gained unauthorized access to any IT Assets.

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(e)                Policies and Procedures. Each of the Company Entities has disaster recovery plans, procedures and facilities in place that are, to the Knowledge of the Company, reasonably appropriate to minimize the disruption of its Business in the event of any material failure of any of the IT Assets in all material respects with applicable Laws and Company Contracts, and each affected Company Entity has regularly tested such plans, procedures and facilities. Except as set forth on Schedule 2.14(e), from the date that is three (3) years before the Signing Date, to the Knowledge of the Company, none of the Company Entities has experienced any data security breach resulting in unauthorized access to any IT Assets or unauthorized access, use or disclosure of any Protected Information owned, used, stored, received, or controlled by or on behalf of such Company Entity, including any unauthorized access, use or disclosure of Protected Information, that would constitute a breach for which notification to individuals, third parties and/or Governmental Authority is required under any applicable Information Privacy and Security Laws or Company Contracts.

2.15           Employee Benefits.

(a)                Benefit Plans. Schedule 2.15(a) lists each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all equity-incentive, severance, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, gross up, retiree, medical, disability, welfare, employee loan and all other compensation, employee benefit plans, agreements, or arrangements (i) under which any current or former employee, director, consultant other service provider of any Company Entity or any ERISA Affiliate has any claim or right to benefits and which are or have been since the earliest date of organization of any Company Entity contributed to, entered into, sponsored by or maintained by any Company Entity or (ii) under which any Company Entity has any liability, contingent, present, future or otherwise, including, without limitation, as result of any ERISA Affiliate (all such plans, agreements, and arrangements shall be collectively referred to as the “Benefit Plans”), other than any (A) offer letter or employment agreement with any current employee that is not immediately terminable at-will by a Company Entity or any applicable ERISA Affiliate without notice (other than statutory notice) or payment of severance (other than statutory severance) and (B) consulting, advisor or contractor agreement that is terminable by a Company Entity with no more than sixty (60) days’ notice (other than statutory notice).

(b)                Plan Documents; Contributions; Termination. With respect to each Benefit Plan, Company has provided to Buyer true and complete copies of: (i) any and all plan documents, trusts, instruments and agreements pursuant to which the plan is maintained and operated; (ii) any and all outstanding summary plan descriptions and material modifications thereto; (iii) the three (3) most recent completed Forms 5500/annual reports with all schedules thereto, if applicable; (iv) the most recent annual and periodic accounting of plan assets, if applicable; and (v) all nondiscrimination testing for the last three (3) completed plan years, if applicable; and (vi) the most recent IRS determination or opinion letter, if applicable. All contributions required to be made under the terms of any Benefit Plan have, as of the date hereof, been made or, if such contributions were not due as of the date hereof, accrued on the Financial Statements. Each material Benefit Plan is in writing and where a Benefit Plan has not been reduced to writing, the Company has provided a written summary of the material plan terms. Each Benefit Plan may be amended (to the extent permitted by applicable Law) or terminated at any time without liability to the Company, any ERISA Affiliate, the Benefit Plan or the Benefit Plan fiduciaries except for reasonable administrative costs associated with such termination and the payment of any vested accrued liabilities through the date of such termination.

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(c)                Benefit Plan Compliance and Status. Except as set forth on Schedule 2.15(c), with respect to each Benefit Plan (i) each such Benefit Plan has been established, maintained and administered in all material respects in accordance with its terms and all applicable Law including, without limitation (and as applicable), the Code, ERISA, the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and the Patient Protection and Affordable Care Act; (ii) to the Knowledge of the Company, no breach of fiduciary duty has occurred with respect to which any Benefit Plan fiduciary, any Company Entity or any Benefit Plan is liable; (iii) no condition exists that would subject any Company Entity, or any ERISA Affiliate to any material tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable Laws, rules and regulations; (iv) no disputes (other than routine claims for benefits in the ordinary course) nor any audits or investigations by any Governmental Authority are pending or, to the Knowledge of the Company, threatened; (v) no “prohibited transaction” (within the meaning of either Code Section 4975(c) or Section 406 of ERISA) has occurred with respect to which any Company Entity, Benefit Plan fiduciary or any Benefit Plan is liable; (vi) each Benefit Plan subject to Section 401(a) of the Code has received a favorable determination letter from the IRS or is the subject of a favorable opinion letter and nothing has occurred since the issuance of such letter that would adversely affect the qualification status of such plan or the favorable letter; (vii) no Benefit Plan or other arrangement maintained by any Company Entity or by any entity with which any Company Entity is or has been considered a single employer under Section 4001 of ERISA or Section 414 of the Code is, or has been, subject to Title IV of ERISA or funding requirements under Section 412 of the Code and Section 302 of ERISA; (viii) no Benefit Plan is a multiple employer welfare arrangement as is set forth in Section 3(40) of ERISA, a multiple employer plan as is set forth in Section 413 of the Code or subject to Sections 419 or 419A of the Code; (ix) no Benefit Plan provides health or welfare benefits after termination of employment or service except as is required by COBRA, or similar state law; and (x) no Benefit Plan is maintained pursuant to a “professional employer organization” contract, third party leasing arrangement or co-employment relationship.

(d)                Non-Qualified Deferred Compensation Plans. Each Benefit Plan that is a “nonqualified deferred compensation plan” described in Section 409A(d)(1) of the Code (the “NQDC Plans”) has been maintained in material compliance with Section 409A of the Code and all related Treasury and IRS Guidance (collectively, “Section 409A”), as to both form and operation, since the later of (i) the inception of the applicable NQDC Plan or (ii) the effective date of Section 409A including any extensions granted pursuant to applicable transition provisions of Section 409A. No amount or payment under any NQDC Plan has been or will, upon vesting, be includible in income as a result of Section 409A(a)(1) of the Code or Section 409A generally. No Benefit Plan that provides for any equity or equity related compensation including, without limitation, stock options, stock appreciation rights, restricted stock, restricted stock units or phantom stock, is a NQDC Plan.

(e)                Effect of this Agreement; Gross-Up Payments. Except as set forth in Schedule 2.15(e), neither the execution, delivery or performance of this Agreement nor the consummation of the Transactions (whether alone or in connection with any other events(s)) will: (i) accelerate the time of payment or vesting or funding or increase benefits or the amount payable or funding of any benefits under any Benefit Plan or other arrangement, (ii) result in any payments becoming due to any current or former employee, director, consultant or other service provider (other than the Sale Bonuses) or (iii) result in any payments that (1) would not be deductible under Section 280G of the Code or (2) would result in any excise tax on any current or former employee, director, consultant or other service provider of any Company Entity or an ERISA Affiliate under Section 4999 of the Code or any other comparable applicable Law. No Benefit Plan provides for any “gross-up” payments for any taxes due under the Code including, without limitation, Section 4999 of the Code or Section 409A(a)(1) of the Code.

2.16           Employees. Schedule 2.16 sets forth a complete and accurate list of all persons who are employees of (or independent contractors or consultants that perform services for) any of the Company Entities as of the Signing Date (the “Business Employees”) and each such person’s name, current position (including identification of whether such person is an employee, independent contractor, or consultant), hire date, base annual compensation, and other annual compensation (including most recently received annual commission and/or bonus amounts). Except as set forth on Schedule 2.16, none of the Business Employees are receiving short-term disability, long-term disability, or workers’ compensation benefits or are otherwise on a leave of absence.

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2.17           Employment and Labor Matters.

(a)                Labor Unions. None of the Company Entities are a party to or otherwise bound by any collective bargaining agreement or contract with a labor union or other labor organization, nor is any Company Entity the subject of any proceeding or claim asserting that it or any of its employees has committed an unfair labor practice or seeking to compel it to bargain with any labor union or labor organization. None of the Company Entities have since its organization been subject to any labor union organizing activity, or any labor strike, dispute with any labor union or labor organization, walkout, work stoppage, slow-down or lockout involving any Company Entity, and none of the foregoing is pending, nor, to the Knowledge of the Company, threatened.

(b)                Employment Law Compliance. Each of the Company Entities is, and since its organization has been, in compliance in all material respects with all laws, regulations and orders relating to the employment of labor in the jurisdiction in which each Company Entity is bound, including, as applicable, all such laws, regulations and orders relating to employee classification, wages, hours, the Fair Labor Standards Act, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security taxes and any similar tax.

2.18           Environmental Matters; Health and Safety. Except as set forth in Schedule 2.18:

(a)                Each of the Company Entities is, and since its organization has been, in compliance with all Environmental, Health, and Safety Requirements applicable to such Company Entity, to its operation of the Business, and to its ownership or use of its assets, including the Leased Real Properties;

(b)                None of the Company Entities has released Hazardous Substances on or at the Leased Real Properties, or any real property previously owned or leased by any Company Entity. To the Knowledge of the Company, there has not been a release of nor is there a threatened release of Hazardous Substances on or at the Leased Real Properties, or any real property previously owned or leased by any Company Entity;

(c)                None of the Company Entities has received any written notice or claim (nor to the Knowledge of the Company has it received any oral notice or claim) alleging that it has violated any Environmental, Health, and Safety Requirements or that it has any liability or obligation to any Person as a result of the presence or release of any Hazardous Substances, and, to the Knowledge of the Company, there is no basis for any such claim; and

(d)                None of the Company Entities is a party to or, to the Knowledge of the Company, affected by any proceedings, investigations, or agreements concerning Environmental, Health, and Safety Requirements or the presence or release of any Hazardous Substances.

2.19           Compliance with Applicable Laws; Permits.

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(a)                Applicable Laws. Each of the Company Entities is, and since its formation has been, in compliance in all material respects with all applicable Law. Each of the Company Entities has duly obtained and possesses all permits, concessions, grants, franchises, licenses and other governmental authorizations, agreements and approvals (collectively “Permits”) necessary for the conduct of the Business in all material respects as currently conducted. None of the Company Entities has received any written notice of violation of any applicable Law from any Governmental Authority.

(b)                Unlawful Payments. Each of the Company Entities is in compliance with the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq., the United Kingdom Bribery Act 2010, legislation implementing the Organization for Economic Cooperation and Development Convention Against Bribery of Foreign Public Officials in International Business Transactions, and all applicable anti-corruption or bribery Laws in any jurisdiction in which such Company Entity has conducted its business (including the Business) (collectively, “Anti-Bribery Laws”), and none of the Company Entities nor, to the Knowledge of the Company, any of its Representatives has authorized, directed or participated in any act in violation of any provision of any Anti-Bribery Law. None of the Company Entities has received any written communication from any Governmental Authority that alleges that it, or any current or former Representatives thereof, is or may be in violation of, or has, or may have, any liability under, any Anti-Bribery Laws, and the Company does not have Knowledge of violations of Anti-Bribery Laws. None of the Company Entities has made, nor does it anticipate making, any disclosures to any Governmental Authority for potential violations of Anti-Bribery Laws.

2.20           Taxes.

(a)                Tax Returns. The Company Entities have duly and timely filed all Tax Returns required to be filed under applicable Law and such Tax Returns are true, correct and complete in all respects, were prepared in compliance with applicable Law, and correctly reflect in all respects the liability for Taxes and other information required to be reported thereon. Such Tax Returns do not contain (and were not required to contain in order to avoid the imposition of a penalty) a disclosure statement under Sections 6662, 6662A and 6707A of the Code (or any predecessor provision or comparable provision of state, local or foreign law) and Treasury Regulations Section 1.6011-4.

(b)                Extensions. The Company Entities have not requested nor received an extension of time to file any Tax Return with respect to a Tax Return not yet filed and has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency except with respect to matters that have been finally resolved as of the Signing Date.

(c)                Payment. The Company Entities have timely paid all Taxes (whether or not shown or required to be shown on any Tax Return) that have become due and payable, and the Company Entities have adequately provided in the Financial Statements for all Taxes accrued through the date of such Financial Statements that were not yet due and payable as of the date thereof. All Taxes of the Company Entities accrued following the end of the most recent period covered by the Financial Statements have been accrued in the ordinary course of business consistent with past practice and do not exceed comparable amounts incurred in similar periods (or partial periods, as applicable) in prior years (taking into account any changes in the Company’s operating results). The Company Entities have withheld or collected all Taxes required to be withheld or collected under applicable Law, including sales and use taxes, and paid such withholding Taxes to the appropriate Governmental Authority in compliance with applicable Law in connection with any amounts paid or owing to any Person.

(d)                Post-Closing Periods. The Company Entities have not agreed to nor will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any change in method of accounting for Tax purposes made prior to the Closing, (ii) any “closing agreement” as described in §7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax Law) executed prior to the Closing, or (iii) inclusion under Section 965(a) of the Code or any election under Section 965(h) or Section 965(i) of the Code.

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(e)                Taxes Arising from the Agreement. The payment of the Purchase Price to Seller for the Interests pursuant to this Agreement will not give rise to any payments required to be treated as payments in exchange for services rendered (or to be rendered) nor liability for Tax to the Company (including of the Company for payroll withholding Taxes).

(f)                 Obligations for Taxes. The Company has not been a member of an affiliated, consolidated, combined, unitary or similar group for federal, state, local or foreign Tax purposes. The Company is not liable for the Taxes of any other Person (including the Company predecessors during the period the Company was an “S Corporation” and a “qualified subchapter S subsidiary”) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign law, as applicable), as a transferee or successor, by contract, or otherwise, other than an agreement (such as a lease) the principal purpose of which is not the sharing or allocation of Tax.

(g)                Tax Action. No claim for assessment or collection of Taxes by a Taxing Authority has been asserted for any period for which the applicable statute of limitations has not yet expired or is presently being asserted or is otherwise outstanding against any of the Company Entities; no rationale underlying a claim for Taxes has been asserted previously by any Taxing Authority that reasonably could be expected to be asserted in any other period for any period for which the applicable statute of limitations has not yet expired; and there is no dispute, claim, demand, action, suit, proceeding, arbitration or investigation by any Taxing Authority pending or threatened in writing against any of the Company Entities; and there are no Liens for Taxes upon any of the assets of any of the Company Entities except for liens for Taxes not yet due and payable. None of the Company Entities has an outstanding power of attorney with respect to Taxes.

(h)                Tax Agreements. None of the Company Entities is a party to or bound by any obligation under any Tax sharing, Tax allocation, Tax indemnity or similar agreement or arrangement, other than an agreement (such as a lease) the principal purpose of which is not the sharing or allocation of Tax. None of the Company Entities has agreed to nor is required to make any adjustments pursuant to §481(a) of the Code (or any corresponding provision of applicable tax law) for any Pre-Closing Tax Period. None of the Company Entities has entered into a transaction covered under §355 of the Code.

(i)                 Jurisdictions. Each of the Company Entities has been at all times resident for Tax purposes in its place of organization and is not and has not at any time been treated as resident in any other jurisdiction for any Tax purpose (including any double taxation arrangement). Each of the Company Entities is not and has not been subject to Tax in any jurisdiction other than its place of organization by virtue of having a permanent establishment, a permanent representative or other place of business or taxable presence in the jurisdiction. No claim has been made to any of the Company Entities in writing by a Taxing Authority where such Company Entity does not file a particular type of Tax Return that such Company Entity is or was required to file such Tax Return or may be subject to Tax with respect to such Tax Return.

(j)                 Tax Returns. The Company has made available to Buyer complete and correct copies of (i) all Tax Returns of the Company Entities for all tax years commencing on or after January 1, 2017, and (ii) any audit report, ruling, closing agreement, technical advice memorandum, tax holiday or similar document issued by a Taxing Authority since the inception of the Company (or otherwise with respect to any audit or proceeding in progress) relating to Taxes of any of the Company Entities. No election has been made with respect to Taxes of the Company Entities in any Tax Return that has not been made available to Purchaser.

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(k)                Listed Transactions. Each of the Company Entities is not and has not been a party to any “listed transaction” as defined in Code §6707A(c)(2) and Reg. §1.6011-4(b)(2).

(l)                 Tax Compliance. Each of the Company Entities is in material compliance with all terms and conditions of all Tax grants, abatements or incentives granted by any Governmental Authority for the benefit of such Company Entity and the consummation of the Transactions shall not have any adverse effect on the continued validity and effectiveness of any such Tax grants, abatements or incentives.

(m)              S Corporation Status. Seller, the Company (and any predecessor of the Company) and the Purchase Price Beneficiaries have duly, properly, and timely completed the Reorganization to the extent each of them was required to participate in the Reorganization by applicable Law and the Company’s governing documents. The Company (and any predecessor of the Company) was a validly electing “S corporation,” as that term is defined in §1361(a) and §1362 of the Code, for U.S. federal income tax purposes and under any applicable corresponding state Law, at all times since June 11, 2015 and until the date of the Contribution (the “S Election”). On the date of the Contribution and until the date of the Check-the-Box Election, the Company was a “qualified subchapter S subsidiary” pursuant to Section 1361(b)(3) of the Code. On the effective date of the Check-the-Box Election, the Company became and will be on the Closing Date a “disregarded entity” for tax purposes. There are no grounds for the revocation of the QSub Election or the Check-the-Box Election and the Company has not taken any action that would cause, or would result in, the termination of the Company’s former status as a qualified subchapter S subsidiary and present status as a “disregarded entity”.

2.21           Insurance. Schedule 2.21 lists all insurance policies maintained by or on behalf of any of the Company Entities as of the Signing Date and includes a description of any self-insurance arrangements currently in effect with respect to any of the Company Entities (collectively, the “Insurance Policies”). All Insurance Policies are valid and enforceable and in full force and effect (except as such enforceability may be limited by the Enforceability Exceptions) and none of the Company Entities has received notice of any cancellation with respect to any such Insurance Policy. There are no claims pending as to which the insurer under any Insurance Policy has denied liability or is reserving its rights, and all claims thereunder have been timely and properly filed.

2.22           Claims; Litigation. Except as set forth in Schedule 2.22, (a) there is no action, suit, proceeding, arbitration, investigation, dispute, claim or demand (collectively, “Claims”) pending or threatened in writing against any of the Company Entities or, to the Knowledge of the Company, threatened orally against any of the Company Entities, (b) to the Company’s Knowledge, there is no reasonable basis for any Person to bring any such Claim, and (c) there are no orders, writs, injunctions or decrees currently in force against any of the Company Entities. There is no Claim with respect to any of the Company Entities in which any current or former officer or director of the Company has been made a party or witness thereto (or is threatened to be made a party or witness thereto) nor, to the Company’s Knowledge, is any such Claim threatened nor is there any reasonable basis for any such Claim.

2.23           Transactions with Shareholders, Affiliates. Except as set forth on Schedule 2.23, there are no loans, leases or other agreements, or transactions between Seller and any of the Company Entities or any Affiliate of any of the Company Entities, except, in each case, for any contract relating to (a) normal compensation or welfare benefits provided for services as an officer, director, or employee of a Company Entity and (b) the Company’s equity securities. Except for Carol Lee, the Company employs all of the Purchase Price Beneficiaries as employees or consultants, none of which are pursuant to a written employment or consulting agreement but all of which are terminable at will.

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2.24           Brokers. Except as set forth on Schedule 2.24, none of the Company Entities has liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the Transactions, and all such fees and commissions are included in the Seller’s Transaction Expense being paid pursuant to Section 1.4 of this Agreement.

2.25           Accounts Receivable. All Accounts Receivable represent amounts receivable by a Company Entity for goods or services such Company Entity actually delivered or provided, or represent services billed in advance in accordance with the terms of the customer agreements, in either case prior to Closing, not subject to counterclaim or set-off, and created in the ordinary course of such Company Entity’s business.

2.26           Inventory. Each of the Company Entities has a sufficient quantity of Inventory on hand to operate in the Ordinary Course of Business after the Closing, and all Inventory is of a quality usable and salable in the ordinary course of the business and is not physically damaged, obsolete, discontinued, or excess.

2.27           Product Quality; Warranties. The Products conform in all material respects to the written documentation and specifications therefor. Except as set forth in Schedule 2.27, in the 5-year period prior to the Signing Date, none of the Company Entities has received any warranty claims, contractual terminations, or requests for settlement or refund that have resulted in any Company Entity paying (or having agreed to pay) any amounts due to the failure of the Products to meet their specifications or to comply with applicable Law (including export control regulations). Each of the Company Entities has and follows a policy for tracking errors and defects in the Products of which it becomes aware and for responding to customer complaints. To the Knowledge of the Company, each Company Entity’s actual practices have consistently conformed in all material respects to such policy.

2.28           Sale Bonuses. Schedule 2.28 (the “Sale Bonus Schedule”) sets forth: (a) each employee of the Company Entities or other individual entitled to receive a Sale Bonus (collectively, the “Sale Bonus Recipients”), (b) the accurate amount of Sale Bonus payable to each such Sale Bonus Recipient, and (c) the aggregate amount of Sale Bonuses payable to all Sale Bonus Employees, collectively. The Sale Bonuses set forth in Schedule 2.28 (the “Scheduled Sale Bonuses”) constitute all of the Sale Bonuses payable by Seller and each Company Entity and no Sale Bonuses will remain unpaid or be payable after the payment of all of the Scheduled Sale Bonuses.

2.29           Blackstone Investment. Prior to Closing, Company made the investment reflected in the Blackstone Secured Lending Fund statement attached at Schedule 2.29 (the “Blackstone Investment”). Company intended to transfer the Blackstone Investment to Seller prior to the Closing, but it was unable to do so due to Blackstone’s administrative processes and/or applicable securities regulation lock-up periods.

2.30           Abidor Spin-Out. Prior to the Closing, DAS Medical International, S.R.L. transferred one hundred percent (100%) of its ownership interest in Abidor Inmobilaria, S.R.L. (D.R.) to Parallax Investments, LLC (the “Abidor Spin-Out”). Prior to the Abidor Spin-Out, the only asset of Abidor Inmobilaria, S.R.L. (D.R.) was the ownership of a villa in the Dominican Republic.

2.31           Full Disclosure. No representation or warranty by Company in this Agreement (including the Schedules) or in any certificate delivered by the Company pursuant to this Agreement contains any untrue statement of material fact or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading. To the Knowledge of the Company, there is no event or circumstance which Company has not disclosed to Buyer which could reasonably be expected to result in a Material Adverse Change to the Company.

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2.32           No Other Representations and Warranties. Except for the representations and warranties expressly contained in this Article II (including the related portions of the Schedules), in any other Transaction Agreement, and in any certificate delivered by the Company pursuant to this Agreement, neither any of the Company Entities nor Seller has made nor makes (and no Representative or other Person on behalf of any of the Company Entities or Seller has made or makes) any other express or implied representation or warranty, either written or oral, including any representation or warranty as to the future revenue, profitability, or success of any of the Company Entities or as to the accuracy or completeness of any information regarding any Company Entity furnished or made available to Buyer during their due diligence investigation or otherwise.

2.33           Limited Reliance Disclaimer. The Company acknowledges and agrees that in making its decision to enter into this Agreement and to consummate the Transactions, it has not relied on any representation or warranty of the Buyer or any of its Representatives other than those representations and warranties expressly made in Article IV of this Agreement (including the related portions of the Schedules), in any other Transaction Agreement, and in any certificate delivered by the Buyer pursuant to this Agreement (collectively, the “Express Buyer Representations”). The Company acknowledges and agrees that, except with respect to the Express Buyer Representations, neither the Buyer nor any of its Representatives shall have or be subject to any liability to any of the Company Entities, Seller, or any other Person resulting from the distribution to any of the Company Entities or Seller (or resulting from any of the Company Entity’s or Seller’s use or reliance on) any information, documents (other than the executed Transaction Agreements), or material furnished or made available to any of the Company Entities or Seller in any form (oral, written, electronic, or otherwise) in expectation of, or in connection with, the Transactions.

Article III - REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as of the Signing Date as follows:

3.1               Due Organization; Organizational Documents. Seller is a limited liability company duly organized, validly existing, and in good standing under the laws of the state of Georgia and has full power and authority to own, lease, and operate its assets and to conduct its business as it is currently being conducted. Seller has provided to Buyer complete and accurate copies of Seller’s Organizational Documents. Seller is not in violation of any of the provisions of its Organizational Documents.

3.2               Authority; Enforceability. Seller has all requisite power and authority and has taken all corporate action required on its part to permit it to execute and deliver and to carry out the terms of this Agreement and of the other Transaction Agreements to be executed by Seller and to consummate the Transactions. This Agreement and the other Transaction Agreements to be executed by Seller have been duly and validly executed and delivered by Seller and constitute the legal, valid, and binding obligations of Seller enforceable against Seller in accordance with their respective terms, except as limited by the Enforceability Exceptions.

3.3               Non-Contravention. The execution, delivery, and performance of this Agreement and of the other Transaction Agreements to be executed by Seller do not and will not violate any applicable Law and do not and will not conflict with or result in a breach of or default or increase any obligation or liability under any contract, judgment, decree, order or ruling to which Seller is a party or by which any of its respective assets or properties is bound or affected.

3.4               Approvals, Consents and Filings. Except for approvals required under the HSR Act and applicable Competition Laws, or as set forth in Schedule 2.5, no approval, authorization, consent, order, filing, registration or notification is required to be obtained by Seller from, or made or given by Seller to, any Governmental Authority or any other Person in connection with the execution, delivery, or performance of this Agreement or any other Transaction Agreement to be executed by Seller or the consummation of the Transactions, other than such consents or approvals as have been duly obtained and are in full force and effect.

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3.5               Title to Interests. Seller is the record holder and beneficial owner of all of the Interests, free and clear of any and all restrictions on transfer or Liens (other than restrictions under applicable securities laws). Seller has the sole voting power and the sole power of disposition with respect to the Interests and sole power to agree to all matters set forth in this Agreement with respect to the Interests, with no limitations, qualifications or restrictions on such rights and powers. Except for this Agreement, Seller is not a party to any option, warrant, purchase right, or other contract or commitment that could require Seller to sell, transfer, or otherwise dispose of, or create any Lien on, any of the Interests.

3.6               S Corporation Status. The Seller has been a validly electing “S corporation,” as that term is defined in §1361(a) and §1362 of the Code, for U.S. federal income tax purposes and under any applicable corresponding state Law, at all times since October 14, 2021 (the “S Election”), and the Seller will be an S corporation through the Closing Date. There are no grounds for the revocation of the S Election and the Seller has not taken any action that would cause, or would result in, the termination of the S corporation status of the Seller. On the date of the Contribution and until the date of the Check-the-Box Election, the Company was a “qualified subchapter S subsidiary” pursuant to Section 1361(b)(3) of the Code. On the effective date of the Check-the-Box Election, the Company became and will be on the Closing Date a “disregarded entity” for tax purposes. There are no grounds for the revocation of the QSub Election and the Seller has not taken any action that would cause, or would result in, the termination of the Company’s status as a qualified subchapter S subsidiary.

3.7               Brokers. Other than as set forth on Schedule 2.24, Seller has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the Transactions, and any such fees and commissions are included in Seller’s Transaction Expense being paid pursuant to Section 4 of this Agreement.

3.8               Full Disclosure. No representation or warranty by Seller in this Agreement or in any certificate delivered by Seller pursuant to this Agreement contains any untrue statement of material fact or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading. There is no event or circumstance which Seller has not disclosed to Buyer which could reasonably be expected to result in a Material Adverse Change to the Company.

3.9               No Other Representations and Warranties. Except for the representations and warranties expressly contained in this Article III (including the related portions of the Schedules), any other Transaction Agreement, and in any certificate delivered by Seller pursuant to this Agreement, neither Seller nor any Representative or other Person on behalf of Seller has made or makes any other express or implied representation or warranty, either written or oral, including any representation or warranty as to the accuracy or completeness of any information furnished or made available to Buyer and its Representatives or as to the future revenue, profitability, or success of any of the Company Entities.

3.10           Limited Reliance Disclaimer. Seller and each of the Purchase Price Beneficiaries acknowledges and agrees that in making its decision to enter into this Agreement and to consummate the Transactions, neither Seller, any of the Purchase Price Beneficiaries, nor any of their respective Representatives has relied on any representation or warranty of Buyer or any of its Representatives other than the Express Buyer Representations. Seller and each of the Purchase Price Beneficiaries acknowledges and agrees that, except with respect to the Express Buyer Representations, neither the Buyer nor of any of its Representatives nor any other Person acting on their behalf shall have or be subject to any liability to Seller, any of the Purchase Price Beneficiaries, any of the Company Entities, or any other Person resulting from the distribution to Seller, any of the Purchase Price Beneficiaries, or any of the Company Entities of (or resulting from Seller’s, any Purchase Price Beneficiaries’, or any Company Entity’s use or reliance on) any information, documents (other than the executed Transaction Agreements), or material furnished or made available to Seller, any of the Purchase Price Beneficiaries, or any of the Company Entities in any form (oral, written, electronic, or otherwise) in expectation of, or in connection with, the Transactions.

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Article IV - REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as of the Signing Date as follows:

4.1               Due Organization. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, with all requisite power and authority to carry on its business as it is currently conducted.

4.2               Authority; Enforceability. Buyer has all requisite power and authority and has taken all corporate action required on its part to permit it to execute and deliver and to carry out the terms of this Agreement and of the other Transaction Agreements to be executed by Buyer and to consummate the Transactions. This Agreement and the other Transaction Agreements to be executed by Buyer have been duly and validly executed and delivered by Buyer and constitute the legal, valid, and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms, except as limited by the Enforceability Exceptions.

4.3               Non-Contravention. The execution, delivery, and performance of this Agreement and of the other Transaction Agreements to be executed by Buyer do not and will not violate any applicable Law and do not and will not conflict with or result in a breach of or default or increase any obligation or liability under any contract, judgment, decree, order or ruling to which Buyer is a party or by which any of its respective assets or properties is bound or affected.

4.4               Approvals, Consents, and Filings. Except for approvals required under the HSR Act and applicable Competition Laws and as set forth in Schedule 4.4, no approval, authorization, consent, order, filing, registration or notification is required to be obtained by Buyer from, or made or given by Buyer to, any Governmental Authority or any other Person in connection with the execution, delivery, or performance of this Agreement or any other Transaction Agreement to be executed by Buyer or the consummation of the Transactions, other than such consents or approvals as have been duly obtained and are in full force and effect.

4.5               Brokers. Buyer does not have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Seller could become liable or obligated.

4.6               Sufficiency of Funds. Buyer has (or will have as of Closing) sufficient cash on hand or other sources of immediately available funds to enable it to consummate the Transactions upon the terms contemplated by this Agreement, including the payment of all amounts payable hereunder.

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4.7               Litigation. As of the date of this Agreement, there is no Claim pending (or, to the Knowledge of Buyer, being threatened) against Buyer that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, the Transactions.

4.8               Investment Intention. Buyer is acquiring the Interests for its own account, not as a nominee or agent, for investment purposes only and not with a view to the resale or distribution (as such term is used in Section 2(11) of the Securities Act of 1933) of any part hereof. Buyer has no present intention of selling, granting any participation in, or otherwise distributing any of the Interests. Buyer does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations in the Interests to any such person or third-party. Buyer understands that the Interests have not been registered under the Securities Act of 1933 and cannot be sold unless subsequently registered under the Securities Act of 1933 or an exemption from such registration is available.

4.9               Full Disclosure. No representation or warranty by Buyer in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement contains any untrue statement of material fact or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

4.10           No Other Representations and Warranties. Except for the Express Buyer Representations, neither Buyer nor any other Person on behalf of Buyer has made or makes any other express or implied representation or warranty, either written or oral, including any representation or warranty as to the accuracy or completeness of any information furnished or made available to Seller, the Purchase Price Beneficiaries, any of the Company Entities, or their respective Representatives.

4.11           Limited Reliance Disclaimer. Buyer acknowledges and agrees that in making its decision to enter into this Agreement and to consummate the Transactions, neither Buyer nor any of its Representatives has relied on any representation or warranty of any Company Entity, Seller, the Purchase Price Beneficiaries, any of their respective Representatives, or any other Person other than those representations and warranties expressly set forth in Articles II and III of this Agreement (including the related portions of the Schedules), in any other Transaction Agreement, and in any certificate delivered by the Company or Seller pursuant to this Agreement (the “Express Seller Party Representations”), nor has any Company Entity, Seller, the Purchase Price Beneficiaries, any of their respective Representatives, or any other Person made any representation or warranty to Buyer other than the Express Seller Party Representations. Buyer acknowledges and agrees that, except with respect to the Express Seller Party Representations, none of the Company Entities, Seller, the Purchase Price Beneficiaries, any of their respective Representatives, or any other Person acting on their behalf shall have or be subject to any liability to Buyer or any other Person resulting from the distribution to Buyer (or resulting from Buyer’s use or reliance on) any information, documents (other than the executed Transaction Agreements), or material furnished or made available to Buyer in any form (oral, written, electronic, or otherwise) in expectation of or in connection with the Transactions.

Article V - PRE-CLOSING COVENANTS

5.1               Operation of Company’s Business. During the Interim Period:

(a)                except as expressly required by this Agreement or as required by applicable Law, or with the prior written consent of Buyer, the Company shall (and shall cause each of the other Company Entities to) to conduct its business in the Ordinary Course of Business;

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(b)                except as expressly required by this Agreement, as required by applicable Law, or with the prior written consent of Buyer, the Company shall not (and shall ensure that each other Company Entity shall not), without the prior written consent of Buyer:

(i)   hire any employees, consultants, or independent contractors, except replacements in the Ordinary Course of Business, in accordance with the Company’s business plans previously disclosed to Buyer, or as otherwise set forth on Schedule 5.1(b)(i),

(ii) increase the compensation (including any wages, salaries, bonuses, or other remuneration) or other payment to any director, officer, or employee of any Company Entity, whether now or hereafter payable or granted (other than increases or variations in base compensation in the Ordinary Course of Business consistent in timing and amount with past practices), in each case except as provided on Schedule 5.1(b)(ii),

(iii)                       dispose or lapse any rights in, to, or for the use of any Intellectual Property Right of any Company Entity or otherwise in any way materially impair any Intellectual Property Right of any Company Entity,

(iv)                       acquire, sell, assign, license, or otherwise transfer out of any Company Entity or into any Company Entity any Intellectual Property Rights,

(v)                         enter into, materially amend, terminate, or breach any Material Contract (other than entering into customer and vendor contracts and purchase orders in the Ordinary Course of Business and non-renewals in the Ordinary Course of Business),

(vi)                       allow any asset of any Company Entity to become subject to any lien (other than a Permitted Lien or a lien that will be released in full as of the Closing),

(vii)                     incur any Debt (excluding any interest on existing Debt),

(viii)                   except as set forth on Schedule 5.1(b)(viii), make any individual (or series of) capital expenditure(s), capital lease(s), or capital commitment(s) in excess of $100,000,

(ix)                       pay, discharge, or satisfy any Liability (whether accrued, absolute, contingent or otherwise) in excess of $100,000 other than the payment, discharge, or satisfaction of accounts payable or accrued expenses incurred in the Ordinary Course of Business and consistent in amount and kind with past practice,

(x)                         cancel or waive any claims or rights of value, or conduct any sale, transfer, distribution, or other disposal of any assets, except for sales of non-material assets in the Ordinary Course of Business consistent in amount and kind with past practice, or dispose of any assets for any amount to Affiliates of any Company Entity or of Seller,

(xi)                       cause any damage, destruction or loss of any asset which individually or in the aggregate exceeds $25,000 and which is not otherwise fully covered by property insurance,

(xii)                     cause any event which would require in accordance with GAAP an increase in the reserve for bad debts in the aggregate in excess of $25,000,

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(xiii)                   make any change in any method of accounting or of keeping books of account or in accounting practices of the Company or any other Company Entity except as required by changes in GAAP,

(xiv)                    acquire any business by merger or consolidation, purchase of substantial assets or equity interests, or by any other manner, in a single transaction or a series of related transactions, or enter into any contract, letter of intent, or similar arrangement (whether or not enforceable) with respect to such an acquisition,

(xv)                      prepare any Tax Returns of any Company Entity in a manner which is materially inconsistent with the past practice of the applicable Company Entity, adopt or change any material method of Tax accounting, change any annual Tax accounting period, make or change any material Tax election, file any material amended Tax Return, settle or compromise any material Tax liability, agree to an extension or waiver of the statute of limitations with respect to any material Taxes or Tax Returns (other than pursuant to customary extensions of the due date for filing Tax Returns obtained in the ordinary course of business of no more than seven months), enter into any Tax indemnity, Tax allocation or Tax sharing agreement,

(xvi)                    enter into a settlement, voluntary Tax disclosure, or a closing agreement with a taxing authority with respect to any Company Entity,

(xvii)                 change, amend, or restate the organizational documents of any Company Entity except in connection with the Reorganization,

(xviii)               issue, sell, pledge, dispose, deliver, encumber, or authorize the issuance, sale, pledge, disposition, delivery, or encumbrance of, (A) any capital stock or other equity or voting interest (collectively, “Equity Interest”) in any Company Entity or (B) any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire an Equity Interest in any Company Entity,

(xix)                    except as contemplated in Sections 5.7 and 5.8, undertake any split, combination, redemption, reclassification, purchase, or other acquisition, directly or indirectly, of any Equity Interest in any Company Entity, or any other change in the capital structure of any Company Entity,

(xx)                      except as contemplated in Section 5.9, declare, set aside, make, or pay any dividends or other distributions or payments with respect to any Equity Interest in the Company3, or

(xxi)                    take any action, or fail to take any action, that would cause any of the representations and warranties of the Company or the Seller contained herein to become untrue or inaccurate in any material respect.

(c)                To the extent permissible under the HSR Act and any other applicable Competition Law, the Company shall confer on a regular basis with one or more designated representatives of the Buyer to report material operational matters and to report the general status of ongoing operations;

 ______________________________

3 NTD: Company Entities may need to pay dividends and repatriate funds from D.R. prior to closing and may need to pay a tax distribution in December for owner’s estimated taxes if transaction has not closed.

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(d)                The Company shall keep in full force and effect all insurance policies maintained with respect to the Company Entities and their assets and properties, or suitable replacements or renewals, and shall notify Buyer immediately if any such policies terminate or are not renewed; and

(e)                Nothing contained herein shall give to Buyer, directly or indirectly, rights to control or direct the operations of any Company Entity prior to the Closing Date, including, without limitation, for purposes of the HSR Act or any other applicable Competition Law. Nor is anything in this Section 5.1 intended to result in Buyer obtaining any indicia of beneficial ownership, control, or influence over the Seller, the Company, or any of the other Company Entities, or of the Seller, the Company, or any of the other Company Entities transferring or ceding beneficial ownership, control, or influence to Buyer of any of the Company Entities’ basic ordinary course of business and commercial decisions prior to the Closing Date. Prior to the Closing Date, each of the Company Entities shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its operations. Notwithstanding anything to the contrary contained herein, no consent of Buyer shall be required with respect to any matter set forth in this Section 5.1 or elsewhere in the Agreement if the Company has a good faith belief that seeking such consent would violate any applicable Law.

5.2               Exclusive Dealing. During the Interim Period, (a) the Seller and the Company shall not (and shall cause each other Company Entity and its and their respective Affiliates and Representatives not to) directly or indirectly, encourage, initiate, solicit, or engage in discussions or negotiations with, or provide any information to, any person, other than the Buyer (and its Affiliates and representatives), concerning any purchase of any capital stock of any Company Entity or any merger, material asset sale, recapitalization or similar transaction involving any Company Entity. The Seller or the Company, as applicable, shall notify Buyer as soon as practicable if any person makes any proposal, offer, inquiry to, or contact with, the Seller or any Company Entity with respect to the foregoing and shall describe in reasonable detail the substance and material terms of any such contact, and the material terms of any such proposal.

5.3               Reserved.

5.4               Further Assurances.

(a)                Subject to the terms and conditions of this Agreement, Buyer and Seller will use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable Law to consummate the transactions contemplated by this Agreement.

(b)                Seller and Buyer agree, and Seller, prior to the Closing, and Buyer, after the Closing, agree to cause the Company and any of the other Company Entities, to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or reasonably requested in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

(c)                In furtherance and not in limitation of the foregoing:

(i)                 Each of Buyer and Seller and their Affiliates shall use commercially reasonable efforts to cooperate with each other in determining whether any applications, notices, registrations and requests are required or advisable to be filed with any Governmental Authority in order to consummate the transactions contemplated hereby; (A) make, or cause their appropriate Affiliates to make, (1) an appropriate filing of a notification and report form pursuant to the HSR Act with respect to the transactions contemplated hereby within ten Business Days of the date hereof (if they have not previously filed based off of the letter of intent dated August 12, 2021), and (2) any other necessary or advisable competition or foreign investment filings as promptly as practicable; (C) supply as promptly as practicable any additional information and documentary material that may be requested or advisable pursuant to the HSR Act or other applicable Law or by any Government Authority; and (D) take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act and other applicable Law as soon as practicable (including by seeking early termination);

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(ii)               The Seller shall not meet or engage in material conversations with any Governmental Authority or representative of such Governmental Authority in connection with obtaining any such consent, authorization, order and approval unless it obtains the Buyer’s consent.

(iii)             Notwithstanding anything in this Agreement to the contrary, it is expressly understood and agreed that Buyer shall not have any obligation to: (A) litigate or contest any administrative or judicial action or proceeding or any decree, judgment, injunction or other order, whether temporary, preliminary or permanent; and or (B) make proposals, execute, or carry out agreements, enter into consent decrees, or submit to orders providing for (1) the sale, divestiture, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Buyer or any of its Affiliates or the Company or any of its Subsidiaries or Affiliates, (2) the imposition of any limitation or regulation on the ability of Buyer or any of its Affiliates to freely conduct their business or own such assets, or (3) the holding separate of the membership or ownership interests in the Company or its Affiliates, or any limitation or regulation on the ability of Buyer or any of its Affiliates to exercise full rights of ownership of the membership or ownership interest of Company or any of its Affiliates.

(iv)              All filing fees payable in connection with all applications, notices, registrations and requests as may be required or advisable to be filed with any Governmental Authority with respect to the transactions contemplated hereby shall be borne by Buyer.

(v)                Notwithstanding anything to the contrary contained in this Agreement, but subject to Buyer’s obligations set forth in this Section 5.4, Buyer shall have the right, to direct all matters, strategies, communications, and timing with any Governmental Authority consistent with its obligations hereunder and Buyer shall have the principal responsibility for devising and implementing the strategy for obtaining any necessary or advisable antitrust or competition or foreign investment merger clearances, and the Seller and Company shall use its reasonable best efforts to provide full, effective, and timely support of Buyer.

5.5               Buyer Access to Information. To the extent permissible under the HSR Act and any other applicable Competition Law, during the Interim Period and subject to the terms of the Confidentiality Agreement, the Company will reasonably cooperate with, and provide Buyer and its Representatives with, such information and material as Buyer may reasonably request; provided, however, provided, however, (i) that Buyer and its representatives shall schedule such access and visits through a designated officer of the Company, (ii) the Company will not be required to take any action to the extent such action is not permitted by Law or that would constitute a waiver of the attorney-client or other privilege and (iii) the Company need not supply Buyer or its representatives with any information which, in the reasonable judgment of the Company, is under a contractual or legal obligation not to supply, including, without limitation, the HSR Act, and other applicable Competition Law, or the provisions of any agreement to which the Company is a party. Any such investigation and examination shall be conducted upon reasonable prior notice during regular business hours and under reasonable circumstances and in a manner that does not interfere with the normal business operations of the Company Entities.

5.6               Public Announcements. During the Interim Period, neither Party shall issue any press release or otherwise make a public announcement with respect to the Transactions, unless, in either case, it receives the prior consent of the other Parties or to the extent such disclosure is required by applicable Law (including with respect to the filing of the HSR Pre-Merger Notice or with respect to seeking any other approval of a Governmental Authority required to close the Transaction), provided that the Party required to make such disclosure under applicable Law gives the other Parties reasonable prior notice of such required disclosure to the extent reasonably practicable.

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5.7               Reserved.

5.8               Alexander Redemption. Prior to the Closing, One Degree Medical Holdings, LLC shall redeem the minority interest of Preston Alexander in the company, at the Company Entities’ sole cost and expense such that, on the Closing Date, One Degree Medical Holdings, LLC shall be a wholly-owned subsidiary of the Company.

5.9               Distribution of Excluded Assets to Seller. Prior to the Closing, the Company Entities shall distribute the Excluded Assets to the Seller.

5.10           Notification. From the date hereof until the Closing Date, Seller and the Company shall promptly notify the Buyer in writing if any representation or warranty of the Seller or the Company set forth in Articles II or III of this Agreement was untrue when made or of any development occurring after the date of this Agreement that could reasonably be expected to cause, constitute or result in a material breach of any of Seller’s or the Company’s representations and warranties set forth in Articles II or III if such representation or warranty had been made at the time of such development, whereupon the Purchaser shall have the right to terminate this Agreement under Section 8.1.

5.11           Contact with Customers and Suppliers. Prior to the Closing, Buyer and its representatives may contact and communicate with the customers, service providers and suppliers of the Company in connection with the Transaction after prior consultation with, and written approval of, the Company.

5.12           Continuing Nondisclosure Requirements. Buyer agrees to be bound by the Confidentiality Agreement during the Interim Period. The Confidentiality Agreement shall govern all access to documents, records and information of the Company provided to Buyer before the execution of this Agreement and during the Interim Period and shall expressly survive any termination of this Agreement, provided that, the Confidentiality Agreement shall terminate immediately upon Closing and be of no further effect after the Closing.

Article VI - CLOSING CONDITIONS

6.1               Closing. The Signing Date is effective as of 11:59 p.m. on the Signing Date. Subject to the terms and conditions of this Agreement, the closing of the Transaction and the other transactions contemplated by this Agreement (the “Closing”) will take place on December 22, 2021, or at such date as Buyer and the Company may agree (the actual date of the Closing, the “Closing Date”). The Closing shall be deemed to be effective at 12:01 a.m. Eastern Time on the Closing Date, except as may otherwise be expressly provided herein.

6.2               Buyer’s Closing Conditions. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the fulfillment prior to or at the Closing of each of the following conditions, any one or more of which may be waived by Buyer (“Buyer’s Closing Conditions”):

(a)                No Laws or Orders. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is then in effect and that enjoins, restrains, makes illegal, or otherwise prohibits the consummation of the transactions contemplated by this Agreement or the other Transaction Agreements.

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(b)                No Proceedings. No Claim shall be pending (or, to the Knowledge of the Company, be threatened to be asserted) before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of the Transaction, (ii) cause the Transaction to be rescinded following consummation, or (iii) materially impair the right of Buyer to own the Interests or to operate the Business.

(c)                Representations and Warranties. All representations and warranties made by the Company and the Seller in Articles II and III of this Agreement (and in any certificate delivered pursuant to this Agreement) shall be true and correct in all material respects on and as of the Closing Date as though made on and as of the Closing Date, except for: (i) each such representation and warranty that is expressly made as of a date prior to the Signing Date, which shall be true and correct in all material respects as of such earlier date and (ii) each such representation and warranty that is qualified by materiality, which shall be true and correct in all respects as of the Closing Date (or such earlier date).

(d)                Pre-Closing Covenants. The Company and the Seller shall have, in all material respects, performed or complied with all of their respective obligations, agreements, conditions, and commitments required to be performed or complied with by each of them under this Agreement on or prior to the Closing Date.

(e)                Company’s Closing Deliveries. Company’s Closing Deliveries shall have been delivered to Buyer in accordance with Section 7.1.

(f)                 No Material Adverse Change. Since the Signing Date, there shall not have occurred a Material Adverse Change with respect to the Company Entities, considered as a whole.

(g)                Waiting Periods. Any and all waiting periods (and any extension thereof) under the HSR Act or any timing agreements applicable to the transactions contemplated by this Agreement and the other Transaction Agreements, and any applicable waiting or suspension periods under any applicable Law or any timing agreement shall have expired or shall have been terminated, and no reviews or investigations shall remain pending or unresolved. All other material consents of, or registrations, declarations or filings with, any Governmental Authority legally required for the consummation of the transactions contemplated by this Agreement and the other Transaction Agreements shall have been obtained or filed.

6.3               Seller’s Closing Conditions. The obligations of Seller and Company to consummate the transactions contemplated by this Agreement are subject to the fulfillment by Buyer prior to or at the Closing of each of the following conditions, any one or more of which may be waived by Seller (“Seller’s Closing Conditions”):

(a)                No Laws or Orders. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is then in effect and that enjoins, restrains, makes illegal or otherwise prohibits the consummation of the transactions contemplated by this Agreement or the other Transaction Agreements.

(b)                No Proceedings. No Claim shall be pending (or, to the Knowledge of the Buyer, be threatened to be asserted) before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of the Transaction or (ii) cause the Transaction to be rescinded following consummation.

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(c)                Representations and Warranties. All representations and warranties of the Buyer in Article IV of this Agreement (and in any certificate delivered pursuant to this Agreement) shall be true and correct in all material respects on and as of the Closing Date as though made on and as of the Closing Date, except for: (i) each such representation and warranty that is expressly made as of a date prior to the Signing Date, which shall be true and correct in all material respects as of such earlier date and (ii) each such representation and warranty that is qualified by materiality, which shall be true and correct in all respects as of the Closing Date (or such earlier date).

(d)                Pre-Closing Covenants. Buyer shall have, in all material respects, performed or complied with all of its respective obligations, agreements, conditions, and commitments required to be performed or complied with by it under this Agreement on or prior to the Closing Date.

(e)                Buyer’s Closing Deliveries. Buyer’s Closing Deliveries shall have been delivered to the Seller in accordance with Section 7.2.

(f)                 Waiting Periods. Any and all waiting periods (and any extension thereof) under the HSR Act or any timing agreements applicable to the transactions contemplated by this Agreement and the other Transaction Agreements, and any applicable waiting or suspension periods under any applicable Law or any timing agreement shall have expired or shall have been terminated, and no reviews or investigations shall remain pending or unresolved. All other material consents of, or registrations, declarations or filings with, any Governmental Authority legally required for the consummation of the transactions contemplated by this Agreement and the other Transaction Agreements as set forth in Schedule 7.1(k) shall have been obtained or filed.

Article VII - CLOSING DELIVERIES

7.1               Deliveries by Seller. As a condition of Closing, Seller shall deliver to Buyer, unless waived by Buyer, the following, (“Seller’s Closing Deliveries”):

(a)                Consents of Seller. A certificate of an officer (or equivalent) of the Seller dated the Closing Date, which (i) attaches and certifies a good standing certificate for the Seller issued not more than 5 days before Closing and (ii) attaches and certifies written consents to the adoption of the resolutions of the Managers and Members of the Seller authorizing and approving the execution, delivery, and performance of this Agreement, all other Transaction Agreements, and the consummation of the Transactions, and (iii) certifies as to the incumbency of each person executing (as a corporate officer or otherwise) any document executed by the Seller and delivered to Buyer pursuant to this Agreement;

(b)                Consents of Company. A certificate of an officer (or equivalent) of the Company dated the Closing Date, which (i) attaches and certifies a good standing certificate for the Company issued not more than 5 days before Closing and (ii) attaches and certifies written consents to the adoption of the resolutions of the Managers and Members of the Company authorizing and approving the execution, delivery, and performance of this Agreement, all other Transaction Agreements, and the consummation of the Transactions, and (iii) certifies as to the incumbency of each person executing (as a corporate officer or otherwise) any document executed by the Company and delivered to Buyer pursuant to this Agreement;

(c)                Interest Transfer Power. Transfer Power with respect to all of the interests in the form attached as Exhibit D, duly executed by Seller.

(d)                Share Certificates. Originals of the Share certificates issued to Company reflecting its 100% ownership interest in DAS Medical Corporation.

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(e)                Resignations. Resignations, effective as of the Closing, of all officers and directors of the Company, all of whom are listed in Schedule 7.1(d);

(f)                 Pay-Off Letter. The Pay-Off Letter, duly executed by the lender signatory thereto.

(g)                Offer Letters. The employment offer letters in the form attached hereto as Exhibit E between (i) Buyer and Daniel Lee and (ii) Buyer and Houston Lee (the “Offer Letters”), duly executed by Daniel Lee and by Houston Lee.

(h)                Non-Competition Agreements. The non-competition agreements in the form attached hereto as Exhibit F between Buyer and each of the Purchase Price Beneficiaries (the “Non-Competition Agreements”), duly executed by each of the Purchase Price Beneficiaries.

(i)                 D.R. Non-Competition Agreements. The non-competition agreements in the form attached hereto as Exhibit I between Buyer and each of the D.R. Employees (the “D.R. Non-Competition Agreements”), duly executed by each of the D.R. Employees.

(j)                 Bring-Down Certificate. Seller shall have delivered to Buyer a certificate, dated the Closing Date, executed on behalf of Seller and Company by their duly authorized representative, as to the fulfillment of the conditions set forth in Sections 6.2(c), 6.2(d), and 6.2(f) (the “Company Bring-Down Certificate”);

(k)                FIRPTA Certificate. An affidavit from Seller, meeting the requirements of Section 1445(b)(2) of the Code and the Treasury Regulations promulgated thereunder, certifying that such Seller is not a foreign person within the meaning of Section 1445(f)(3) of the Code (the “FIRPTA Certificate”);

(l)                 Personal Goodwill Purchase Agreement. The purchase agreement substantially in the form attached as Exhibit G between Buyer and each of the Personal Goodwill Sellers regarding the purchase of the Personal Goodwill (the “Personal Goodwill Purchase Agreement”), duly executed by each of the Personal Goodwill Sellers.

(m)              Material Consents. The consents to assignment listed in Schedule 7.1(k), duly executed by Company and each consenting party thereto; and

(n)                Escrow Agreement. The Escrow Agreement, duly executed by Seller.

7.2               Deliveries by Buyer. As a condition of Closing, Buyer shall deliver to the Seller, unless waived by the Seller, the following: (“Buyer’s Closing Deliveries”):

(a)                Closing Payment. The portion of the Closing Payment due to Seller in accordance with Section 1.4 and the portions of the Closing Payment due to the other payees specified in Section 1.4 and pursuant thereto;

(b)                Consents of the Buyer. A certificate of an officer (or equivalent) of the Buyer dated the Closing Date, which (i) attaches and certifies written consents to the adoption of the resolutions of the Directors of the Buyer authorizing and approving the execution, delivery, and performance of this Agreement, all other Transaction Agreements, and the consummation of the Transactions, and (iii) certifies as to the incumbency of each person executing (as a corporate officer or otherwise) any document executed by the Buyer and delivered to Seller pursuant to this Agreement;

(c)                Offer Letters. Each of the Offer Letters, duly executed by Buyer;

(d)                Bring-Down Certificate. Buyer shall have delivered to the Seller its certificate, dated the Closing Date, executed on its behalf by its duly authorized representative, as to the fulfillment of the conditions set forth in Sections 6.3(c) and 6.3(d) (the “Buyer Bring-Down Certificate”); and

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(e)                Personal Goodwill Purchase Agreement. The Personal Goodwill Purchase Agreement, duly executed by Buyer.

(f)                 Escrow Agreement. The Escrow Agreement, duly executed by Buyer and the Escrow Agent.

Article VIII – TERMINATION

8.1               Termination of Agreement. This Agreement may be terminated prior to the Closing Date by written notice from the terminating party to the other party (or by mutual written consent), effective upon the date of the terminating party’s written notice to the other party (or upon the date of such mutual consent), as follows:

(a)                Mutual Consent: by mutual written consent of Buyer and Seller;

(b)                Buyer’s Closing Conditions: by Buyer, if Buyer’s Closing Conditions have not been satisfied or waived by 5:00 p.m. Eastern Time, on the date that is ninety (90) days after the Signing Date (the “End Date”), unless (a) this Agreement has already been terminated or (b) Buyer’s breach of this Agreement has been the proximate cause of or resulted in the failure of the Transactions to be consummated on or before such date; provided, however that the End Date may be extended by mutual written agreement of the Parties;

(c)                Seller’s Closing Conditions: by Seller, if Seller’s Closing Conditions have not been satisfied or waived by the End Date, unless (a) this Agreement has already been terminated or (b) a breach of this Agreement by the Seller or the Company has been the proximate cause of or resulted in the failure of the Transactions to be consummated on or before such date; provided, however that the End Date may be extended by mutual written agreement of the Parties;

(d)                Material Adverse Change: by Buyer, if there has been a Material Adverse Change with respect to the Company;

(e)                Material Breach: by either Buyer on the one hand and the Company or Seller on the other hand, if the other Party has committed a material breach of this Agreement, and such other Party has failed to cure such breach within ten (10) Business Days after receiving written notice thereof; provided however, that the Party seeking termination is not then in material breach of this Agreement; or

(f)                 Legal Restraint: by Buyer or Seller if any Governmental Authority shall have enacted, issued, promulgated, enforced, or entered any statute, rule, regulation, order, or other legal restraint which is in effect and which has the effect of making the Transaction illegal.

8.2               Effect of Termination: Upon valid termination of this Agreement under this Article VIII, this Agreement shall become wholly void and of no force or effect without any liability or further obligation on the part of the Seller, the Company, Buyer, or any of their respective officers, directors, or owners, except that:

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(a)                Survival: Sections 5.6 and 5.12 (Continuing Nondisclosure Requirements), Article VIII, and Article XII shall survive any such termination; and

(b)                Breach Liability: nothing in this Article VIII shall relieve a Party from liability for any breach of any representation, warranty, covenant or other provision of this Agreement or Fraud by such Party that occurred prior to such termination.

Article IX - POST-CLOSING COVENANTS

9.1               Tax.

(a)                Tax Returns. Seller will prepare and file, or cause to be prepared and filed, all Tax Returns of the Company (and predecessors of the Company) for taxable periods ending on or before the Closing Date (but not, for the avoidance of doubt, any Tax Returns of the Company relating to any taxable period ending after and including the Closing Date (a “Straddle Period”)), whether filed prior to or after the Closing Date. All such Tax Returns shall be filed consistent with past practice, except as required by applicable Law or as explicitly required by this Agreement. Seller shall submit all such returns to Buyer at least thirty (30) days prior to the due date (taking into account all applicable extensions) of the applicable return for Buyer’s reasonable comment and approval (which approval shall not be unreasonably withheld, conditioned or delayed). Seller shall bear all Taxes shown as due on any such returns. Buyer or the Company shall prepare and file all Tax Returns (“Buyer Prepared Returns”) of the Company and of the other Company Entities that are not being prepared and filed by the Seller in accordance with the preceding sentence. In the case of any Buyer Prepared Tax Return that could form the basis for an indemnity claim against the Seller under this Agreement or could affect Seller’s and/or any of the Purchase Price Beneficiaries’ Tax liability (each an “Applicable Tax Return”, such Applicable Tax Returns shall be filed consistent with past practice, except as require by applicable Law or as explicitly required by this Agreement. Buyer shall provide the Seller with a copy of any such Applicable Tax Return for Seller’s review and approval at least thirty (30) calendar days prior to the due date (taking into account applicable extensions) of such Applicable Tax Return. If Seller objects to any item on any such Applicable Tax Return, Seller shall, within ten days after delivery of such Applicable Tax Return, notify Buyer in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Buyer and Seller shall negotiate in good faith and use their reasonable commercial efforts to resolve such items. If Buyer and Seller are unable to resolve any disputed items before the due date for such Applicable Tax Return (taking into account applicable extensions), the Applicable Tax Return shall be filed as prepared by the Buyer; provided that Seller and Buyer shall continue their good faith negotiations and the Applicable Tax Return so filed shall be amended (if necessary) to reflect the resolution ultimately agreed to by Seller and Buyer. Subject to Section 9.1(c), Buyer shall cause to be paid and discharged all Taxes shown due on any Buyer Prepared Returns before the same shall become delinquent and before penalties accrue thereon.

(b)                Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, recording, conveyance and other such Taxes incurred in connection with the Transactions (collectively, “Transfer Taxes”) shall be paid by Seller. Seller will file all Tax Returns and other documentation with respect to all such Taxes as required by applicable Laws. Buyer shall join in the execution of any such Tax Returns and other documentation to the extent necessary to prepare and file such Tax Returns. All Parties, upon the request of the responsible party, shall use their commercially reasonable best efforts to obtain or execute any certificates or other documentation to mitigate, reduce, or eliminate any such Taxes.

(c)                Straddle Period Taxes. For all relevant purposes under this Agreement (including Section 10.1, below), in the case of Taxes payable with respect to any Straddle Period, the portion of such Taxes that are treated as Taxes of the Company or of the other Company Entities attributable to the period prior to Closing (and, correlatively, to the portion of the period beginning after Closing) shall be determined as follows: (i) with respect to property, ad valorem Taxes, and similar Taxes, the amount treated as Taxes of the Company or of the other Company Entities attributable to the period prior to Closing shall equal the amount of such Taxes for such entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the Straddle Period; and (ii) with respect to all other Taxes, the amount treated as Taxes of the Company or of the other Company Entities attributable to the period prior to Closing shall be determined based on an actual closing of the books used to calculate such Taxes as if such tax period ended as of the close of business on the Closing Date. Seller shall remit to buyer the Straddle Period Taxes attributable to the period ending on the Closing Date within (5) days after request for the same by Buyer.

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(d)                Cooperation on Tax Matters. The Parties shall cooperate fully, as and to the extent reasonably requested by other Parties, in connection with matters relating to Taxes of the Company or of the other Company Entities, including but not limited to (i) the preparation and filing of relevant Tax Returns and (ii) the conduct of any audit, examination, inquiry, voluntary disclosure or other administrative or judicial proceeding, contest, assessment, notice of deficiency, or other adjustment or proposed adjustment with respect to Taxes of the Company or of the other Company Entities or its operations (a “Tax Contest”). Such cooperation shall include the retention and provision of relevant records and information and access to employees on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Any Tax Contest shall be treated as a Third Party Claim for purposes of Section 10.4(b). Notwithstanding the foregoing, in the case of any Tax Contest in respect of which indemnity may be brought by Buyer under Article X (an “Applicable Tax Contest”), Buyer shall promptly give Seller written notice of the receipt of any written notice by the Company, Buyer, or any of Buyer’s Affiliates which involves the assertion of any potential Applicable Tax Contest. Seller shall have the right, at the expense of Seller, using the counsel and representatives of the Seller’s choice, to control the defense of any Applicable Tax Contest and to control the conduct and resolution of such Applicable Tax Contest. Seller shall not settle or compromise any such Applicable Tax Contest in a manner that reasonably would be expected to adversely affect Buyer or the Company in any Tax period or portion thereof beginning after the Closing Date without Buyer’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Buyer and the Company shall execute appropriate powers of attorney so as to allow the Seller to control any such Applicable Tax Contest as described above.

(e)                Reserved.

(f)                 Reserved.

(g)                Tax Treatment. The Parties agree that (i) the Reorganization shall be treated as a tax-free reorganization pursuant to Section 368(a)(i)(F) of the Code as described in Rev. Rul. 2008-18, (ii) the acquisition of the Interests shall be treated by the Seller as a sale by the Seller of the Company’s assets subject to its liabilities, and (iii) as to Buyer, the acquisition of the Interests will be treated for all relevant purposes consistent with the Intended Tax Treatment.

(h)                Purchase Price Allocation. Subject to the terms of this Section 9.1(h), Buyer and Seller shall allocate the Purchase Price, (including any Liabilities assumed for Tax purposes) among the assets deemed to be purchased as a result of Buyer’s acquisition of the Interests in a manner consistent with Section 1060 of the Code and ASC 805 Business Combinations. Buyer shall deliver a draft purchase price allocation statement to Seller not later than ninety (90) days after the Closing Date (the “Draft Purchase Price Allocation”). Seller shall have the right, for thirty (30) days after such delivery, to review and provide comment to Buyer regarding such draft. Buyer and Seller shall seek in good faith for thirty (30) days thereafter to resolve any disagreements between them with respect to the Draft Purchase Price Allocation. The Draft Purchase Price Allocation as finally agreed to by Seller and Buyer within such 30-day period is referred to herein as the “Final Purchase Price Allocation”. If there is a Final Purchase Price Allocation then Buyer and Seller shall each file all Tax Returns and report the federal, state, and local and other Tax consequences of the purchase and sale contemplated hereby (including the filing of Internal Revenue Service Form 8594) in a manner consistent with the Final Purchase Price Allocation and shall not take any inconsistent position with respect to the Final Purchase Price Allocation unless otherwise required by applicable Law. If the Buyer and Seller are unable to resolve any disagreements between them with respect to the Draft Purchase Price Allocation by the end of such thirty (30) day period and there is no Final Purchase Price Allocation, then they shall each report the applicable Tax consequences of the purchase and sale contemplated hereby in a manner consistent with Section 1060 of the Code and ASC 805 Business Combinations. If the Purchase Price is adjusted pursuant to this Agreement, the applicable Purchase Price allocation shall be adjusted consistent with this Section 9.1(h).

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9.2               Seller’s Transaction Expense. Seller shall remain exclusively responsible for paying any Seller’s Transaction Expense in addition to the Unpaid Seller’s Transaction Expense paid pursuant to Section 1.4.

9.3               Public Announcements; Communications. Seller shall give notice to Buyer, and receive approval from Buyer, prior to Seller issuing any press release or otherwise making a public announcement with respect to the Transactions and prior to making any filings or applications with any third party or Governmental Authority with respect to the Transactions; provided, that (a) Seller may make any press release or public announcement or make any filing or application with a Governmental Authority which it reasonably determines is required by applicable Law, as long as it notifies Buyer prior to doing so (to the extent permitted by applicable law) with an appropriate explanation of the reasons why such action is required, and (b) nothing herein shall prohibit or restrict Buyer from engaging in communications with its stockholders, lenders, customers, and other third parties after the Closing which it determines in its reasonable judgment is reasonable and appropriate and in the best interests of the use, ownership, and operation of the Company it has acquired.

9.4               Further Assurances. Subject to the terms and conditions of this Agreement, the Parties shall execute or cause to be executed such documents and other papers and take or cause to be taken such further actions as may be reasonably required or desirable to carry out the provisions of this Agreement and the Transactions.

9.5               Confidentiality. From and after the Closing, Seller and each Purchase Price Beneficiary shall hold in confidence and not disclose, publish, or make use of, without the prior written consent of Buyer, any knowledge and information of a proprietary or confidential nature with respect to the business, operations, personnel, assets, or liabilities of the Company; provided that nothing in this sentence shall limit the disclosure by Seller or any Purchase Price Beneficiary of any information (a) to the extent required by applicable Law or judicial process (provided that if permitted by applicable Law, Seller or such Purchase Price Beneficiary agrees to give Buyer prior notice of such disclosure in sufficient time to permit Buyer to obtain a protective order should it so determine), (b) in connection with any litigation to which Seller or such Purchase Price Beneficiary is a party (provided that Seller or such Purchase Price Beneficiary has taken all reasonable actions to limit the scope and degree of disclosure in any such litigation), (c) in an indemnity claim brought by a Party in pursuit of its rights or in the exercise of its remedies under this Agreement, (d) to a Governmental Authority in connection with the filing of a Tax Return or other filing or application required by applicable Law, and (e) to the extent that such documents or information can be shown to have come within the public domain through no action or omission of Seller or such Purchase Price Beneficiary.

9.6               Sale Bonus Payment and Responsibility.

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(a)                Promptly after Closing, the Company shall pay the Scheduled Sale Bonuses by paying to each Sale Bonus Recipient the amount opposite his or her name on the Sale Bonus Schedule, less applicable Tax withholdings, as part of the Company’s normal payroll process.

(b)                Seller shall remain exclusively responsible for paying any Sale Bonuses in addition to the Sale Bonuses set forth on the Sale Bonus Schedule.

9.7               Seller and Purchase Price Beneficiary Releases. Effective as of the Closing, Seller and each of the Purchase Price Beneficiaries hereby releases, and forever discharges, the Releasees from any Claims and Liabilities arising under or relating to the Interests, the Company or its predecessors in interest, or any of the Company’s respective businesses or assets, including any Liability with respect to fiduciary or similar duties or arising under or pursuant to any stockholders’ agreement, employment agreement, or consulting agreement or other compensation arrangement, whether known or unknown, suspected or unsuspected, both at law and in equity, which Seller or any of the Purchase Price Beneficiaries now has or has ever had, or hereafter has against the respective Releasees as a result of any act, circumstance, occurrence, transaction, event, or omission at or prior to the Closing. Notwithstanding the foregoing, Seller and each of the Purchase Price Beneficiaries shall not release, and this Section 9.7 shall not be deemed to affect, any claim of Seller or any of the Purchase Price Beneficiaries with respect to (a) any obligation of Buyer pursuant to this Agreement (b) any right to receive salaries, wages, bonuses, employee benefits, and expenses that have accrued in respect of employment with the Company in the ordinary course of business prior to the Closing and that have not been paid (all of which amounts described in this clause (b), if unpaid, shall constitute Current Liabilities in connection with the Closing Working Capital Adjustment) or (c) any other Transaction Agreements. “Releasees” means Company, Buyer, Buyer’s Affiliates and each of their respective successors and assigns

9.8               Audited Financials. Within 65 days after the Closing Date, Seller shall deliver to Buyer audited consolidated balance sheets of the Company and Company Subsidiaries as of the close of business on December 31, 2020, and the related audited consolidated statements of income and cash flows of the Company and Company Subsidiaries for the twelve month period ended on December 31, 2020.

9.9               Blackstone Investment. Upon the expiration of any lock-up periods under applicable securities laws and subject to any other regulatory or administrative impediments to the transfer of the Blackstone Investment from Buyer to Seller, Seller will provide written notice to Buyer substantially in the form attached at Exhibit J (the “Blackstone Notice”). Promptly after Buyer’s receipt of the Blackstone Notice, Buyer will transfer the Blackstone Investment to Seller. The parties acknowledge that the Blackstone Investment was not intended to be a part of the assets that transferred under the Transaction and that Seller shall not be required to pay any consideration for the transfer as a result. If Buyer has received any dividends or other distributions from the Blackstone Investment, it will pay such dividends or other distributions to Seller as part of the transfer, net of Buyer’s related costs, including any taxes payable in connection with such dividends or other distributions.

9.10           Rectification. Prior to Closing, DAS Medical International began the process of rectifying its filed Income Tax Returns for the last three years and reflecting the correct accumulated earnings as of December 31st, 2020 (the “Rectification”). After Closing, Seller shall remain responsible for completing the Rectification, at its sole cost and expense, and shall do so within 90 days after Closing. Seller shall also be responsible within 90 days after Closing for registering the shares from the Shin redemption after the completion of the Rectification as well as the registration of the general assembly approving the financial statements in accordance with the results of this Rectification.

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Article X - INDEMNIFICATION

10.1           Indemnification by Seller and Purchase Price Beneficiaries. Subject to the limitations set forth in this Article X, from and after the Closing Date, Seller and each Purchase Price Beneficiary shall, jointly and severally, indemnify, defend, and hold harmless Buyer and its Affiliates (the “Buyer Indemnified Parties”) from and against any and all Loss incurred or sustained by the Buyer Indemnified Parties arising out of or relating to (a) any breach of any representation or warranty of the Company in this Agreement or in any certificate delivered by the Company pursuant to this Agreement, (b) any breach of any representation or warranty of Seller in this Agreement or in any certificate delivered by Seller pursuant to this Agreement (c) the failure by Seller to perform any covenant or agreement of such Seller contained in this Agreement or in any document or certificate delivered by such Seller pursuant to this Agreement, (d) the failure by the Company to pay all unpaid Seller’s Transaction Expenses prior to or at the Closing, (e) Taxes of the Company (and any predecessor Company) and any of the other Company Entities attributable to the Pre-Closing Tax Period, Taxes of the Seller for any taxable period, and Taxes resulting from or attributable to the consummation of the Reorganization, the Abidor Spin-Out, the Shin Redemption, the Alexander Redemption, the Rectification, and the Transaction Agreements (including any Transfer Taxes), (f) any liability of the Company Entities to indemnify their respective directors and officers for pre-closing occurrences, (g) the items set forth on Schedule 10.1(g), (h) the Rectification, and (i) the ISI Rebates.

10.2           Indemnification by Buyer. Subject to the limitations set forth in this Article X , from and after the Closing Date, Buyer shall indemnify, defend, and hold harmless Seller and its Affiliates (other than the Company Entities) (collectively, the “Seller Indemnified Parties”) from and against any and all Loss incurred or sustained by the Seller Indemnified Parties arising out of or relating to (a) any breach of any representation or warranty of Buyer in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement, (b) the failure by Buyer to perform any covenant or agreement contained in this Agreement, and (c) Taxes attributable to the period after the Closing.

10.3           Indemnification Limitations and Qualification Exception.

(a)                Survival. The representations and warranties of Buyer, Seller, and the Company set forth in this Agreement shall survive the Closing hereunder and remain in full force and effect until the date that is 24 months after the Closing Date, except that the representations and warranties contained in Sections 2.1 (Organization), 2.3 (Due Authorization; Binding Obligation), 2.6 (Capitalization; Debt; Subsidiaries), 2.11 (Tangible Personal Property) (second sentence only), 2.15 (Employee Benefits), 2.18 (Environmental Matters; Health and Safety), 2.20 (Taxes), 2.24 (Brokers), 2.28 (Sale Bonuses), and 2.29 (Blackstone Investment), Article III, and Article IV (all such excepted representations and warranties, the “Fundamental Representations”) shall remain in full force and effect for a period of six (6) years after the Closing Date. No indemnification under this Article V for any breach of a representation or warranty shall be payable unless a claim therefor is made within the applicable survival period specified in this Section 10.3(a). The covenants, agreements, and other provisions contained in this Agreement shall survive for a period of six (6) years after the Closing Date, except with respect to the Non-Competition Agreements, which shall survive pursuant to their express terms.

(b)                Materiality. For purposes of this Article X, when determining whether a representation or warranty is inaccurate or has been breached and the amount of Loss related thereto, any materiality qualifier contained in such representation or warranty will be disregarded.

(c)                Threshold. Except with respect to claims based on breaches of the Fundamental Representations, no Party shall be entitled to indemnification pursuant to Section 10.1(a) or 10.2(a), respectively, until the aggregate Loss under such Section exceeds $50,000 (the “Threshold”), provided that once the Threshold has been met, a Party shall be entitled to indemnification for all Loss under such Section including the first dollar taken into account for purposes of meeting the Threshold.

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(d)                Cap. Except with respect to the Fundamental Representations or as set forth in Section 10.3(e) below, (i) the maximum aggregate indemnification liability of Seller and the Purchase Price Beneficiaries to the Buyer Indemnified Parties pursuant to Section 10.1(a), and (ii) the maximum aggregate indemnification liability of Buyer to the Seller Indemnified Parties pursuant to Section 10.2(a), in each case, shall be limited to $10,000,000 (the “Cap”).

(e)                Aggregate Limit. Except with respect to claims based on Fraud, the maximum aggregate indemnification liability of Seller and the Purchase Price Beneficiaries, on the one hand, and of Buyer, on the other hand, under this Agreement shall not exceed the Purchase Price, provided, however, that the maximum indemnification liability of each Purchase Price Beneficiary shall not exceed such Purchase Price Beneficiary’s Pro Rata Indemnity Share of the Indemnifiable Loss.

(f)                 Certain Sources of Remedies.

(i)                 Escrow. The initial source of recovery and recourse for any claims that the Buyer Indemnified Parties may have against Seller or the Purchase Price Beneficiaries under this Article X shall be against the Escrow. For the avoidance of doubt, the Escrow shall not constitute the sole source of recovery under this Agreement, and if the Escrow Amount is insufficient to cover the indemnifiable Loss, the Seller and each of the Purchase Price Beneficiaries shall be jointly and severally liable on the terms and subject to the limitations set forth in this Agreement.

(ii)               Set-Off.

(A)              Right and Procedure. Upon notice to Seller or the applicable Purchase Price Beneficiaries, as applicable, specifying in reasonable detail the basis therefor, Buyer may, at its election which shall be exercised in good faith, set off any amount to which it may be entitled under this Agreement or any other Transaction Agreement against amounts otherwise payable by it, if any, pursuant to this Agreement or any other Transaction Agreement (up to an amount equal to each Purchase Price Beneficiary’s Pro Rata Indemnity Share of the applicable Indemnifiable Loss), and, if Buyer makes such election, the amount due to Seller or the applicable Purchase Price Beneficiary, as applicable, pursuant to such Transaction Agreement, if any, shall be reduced on a dollar for dollar basis, subject to the limitations set forth in this Article X (including Section 10.3(f)(ii)(B) and subject to the right of Seller or the applicable Purchase Price Beneficiary to dispute the validity of such set-off.

(B)              Independent Breach by a Purchase Price Beneficiary. Notwithstanding anything to the contrary in this Agreement, with respect to any set-off under Section 10.3(f)(ii)(A) arising from a breach by a particular Purchase Price Beneficiary of any covenant under this Agreement or of any obligation under another Transaction Agreement, (i) Buyer shall only be entitled to apply set-off against the particular Purchase Price Beneficiary that breached such covenant or the obligation under such other Transaction Agreement, and (ii) no other Purchase Price Beneficiary Seller shall be subject to set-off by Buyer for either such breach.

(C)       Remedy Not Exclusive; Unlawful Set-Off. Neither the exercise of, nor the failure to exercise, such right of setoff (nor the giving of above-mentioned notice) under this Agreement will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it in accordance with this Agreement. If a court of competent jurisdiction finally determines that Buyer unlawfully setoff all or any portion of such amount (such amount, the “Unlawful Set Off Amount”), then, Buyer shall pay interest on such Unlawful Set Off Amount at the rate of 8 percent per annum from the date that such set off occurred plus reasonable attorneys’ fees and costs incurred by Seller or the applicable Purchase Price Beneficiary in connection with challenging such set off by Buyer.

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(g)                No Double Recovery. No Buyer Indemnified Party and no Seller Indemnified Party shall be entitled to be compensated more than once for the same Loss, and any excess recovery by a Buyer Indemnified Party or a Seller Indemnified Party with respect to any such Loss shall be paid over to Seller or to Buyer, as applicable. For the avoidance of doubt, the amount of any Loss indemnifiable under this Article X (“Indemnifiable Loss”) shall be determined net of any amounts actually recovered by the Buyer Indemnified Parties or the Seller Indemnified Parties, as applicable, under insurance policies, indemnities, or other reimbursement arrangements (net of all costs and expenses associated with the recovery thereof, including any increase in insurance premiums) with respect to such Indemnifiable Loss.

(h)                Mitigation. To the extent required by applicable Law, each indemnified party hereunder shall take, and shall cause its Affiliates to take, all reasonable steps to mitigate any Indemnifiable Losses upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent reasonably necessary to remedy the breach that gives rise to such Indemnifiable Loss.

(i)                 Waiver of Certain Damages. No Indemnified Party shall be entitled to recover any special, punitive, exemplary, incidental or indirect damages for lost value, loss of business or lost profits, costs or expenses, charges or claims (“Special Damages”), except to the extent (1) arising out of a breach of Section 9.5 (Confidentiality) or (2) that losses resulting from a Third Party Claim include Special Damages of the third party, and then, in each of cases (1) and (2), only to the extent of such losses, subject however, to all other limitations set forth herein.

(j)                 Exclusive Remedy. The indemnity provided under this Article X shall be the sole and exclusive remedy of the Parties for any Loss arising under this Agreement or relating to the transactions contemplated hereby, except (a) with respect to the Shortfall Amount or the Excess Amount, which are governed by and determined in accordance with Section 1.5, (b) in the case of Fraud by a Party based on the representations and warranties expressly made by such Party, as applicable, in Article II, Article III, or Article IV or in any certificate delivered by such Party pursuant to this Agreement, or (c) in the event of failure of any Party to fulfill any covenant or other performance obligation provided in this Agreement, in which event the Party entitled to the benefit of such covenant or other performance obligation shall, at its sole option, be entitled to enforce specific performance of such covenant or other performance obligation. Notwithstanding the foregoing, this Section 10.3(k) does not limit the remedies available under other written agreements entered into in connection with the transactions contemplated by this Agreement, except to the extent such agreements specifically provide that the indemnifications provisions of this Agreement are the exclusive remedy.

10.4           Indemnification Notice and Procedure.

(a)                Direct Claims - Notice of Loss; Dispute. If an Indemnified Party incurs any Loss for which indemnification may be sought under this Article V against an Indemnifying Party, then the Indemnified Party shall assert a claim for indemnification by promptly providing to the Indemnifying Party a written notice stating, in reasonable detail, the nature and amount of the Loss and the basis for indemnification under this Article V (the “Notice of Loss”), provided, however, that (subject to Section 10.3(a) (Survival)) any delay by Indemnified Party in so notifying the Indemnifying Party shall only relieve the Indemnifying Party of its obligations hereunder to the extent the Indemnifying Party is prejudiced by such delay. If the Indemnifying Party disputes the Indemnified Party’s entitlement to indemnification under the Notice of Loss and such dispute is not resolved within thirty (30) days after Indemnifying Party’s receipt of the Notice of Loss, the Indemnifying Party and the Indemnified Party shall each have the right to submit such dispute to a court of competent jurisdiction in accordance with the provisions of this Agreement.

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(b)                Third Party Claims.

(i)                 Notice. An Indemnified Party shall give prompt written notice to the Indemnifying Party (“Notice of Claim”) of the assertion of any claim or the commencement of any action, suit or proceeding by a third-party (a “Third Party Claim”) for which indemnification may be sought, provided, however, that (subject to Section 10.3(a)) delay so to notify the Indemnifying Party shall only relieve the Indemnifying Party of its obligations to the extent that the Indemnifying Party is prejudiced by reason of such delay.

(ii)               Defense of Claim. If the Indemnifying Party does not intend to assume the defense of the Third Party Claim, then it shall give written notice to the Indemnified Party within 15 days of its receipt of the Notice of Claim (or such shorter period as is reasonably required in the circumstances) specifying its reasons for rejecting the request for indemnity and defense, together with supporting detail (the “Rejection Notice”). Otherwise, the Indemnifying Party shall assume the defense of the Third Party Claim with counsel reasonably satisfactory to the Indemnified Party by giving written notice thereof to the Indemnified Party within thirty (30) days after the Indemnifying Party’s receipt of the Notice of Claim (or such shorter period as is reasonably required in the circumstances), subject to the Indemnifying Party’s right to send a Rejection Notice at a later point and to withdraw from the defense and contest the indemnity obligation based on subsequently available information. If the Indemnifying Party does not assume the defense of the Third Party Claim with counsel reasonably satisfactory to the Indemnified Party by giving such Rejection Notice to the Indemnified Party within the require period, then the Indemnified Party may assume such defense. If the Indemnified Party so assumes the defense, then the reasonable fees and expenses of the Indemnified Party in connection therewith shall be considered “Loss” for purposes of this Agreement unless it is determined by a court of applicable jurisdiction that the Indemnifying Party was not required to indemnify the Indemnified Party for such claim under this Agreement. Notwithstanding anything to the contrary in this Agreement, Buyer shall be entitled to assume the defense of any Third Party Claim relating to Intellectual Property Rights and the reasonable fees and expenses of Buyer in connection therewith shall be considered “Loss” for purposes of this Agreement unless it is determined by a court of applicable jurisdiction that the Indemnifying Party was not required to indemnify the Indemnified Party for such claim under this Agreement.

(iii)             Participation in Defense. The Party not controlling the defense of a Third Party Claim may participate therein at its own expense; provided that if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes, based on advice of counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such Third Party Claim, the reasonable fees and expenses of counsel to the Indemnified Party solely in connection therewith shall be considered “Loss” for purposes of this Agreement unless it is determined by a court of applicable jurisdiction that the Indemnifying Party was not required to indemnify the Indemnified Party for such claim under this Agreement.

(iv)              Settlement. The Party controlling the defense of the Third Party Claim shall keep the other Party advised of the status of such defense and shall consider in good faith recommendations made by the other Party with respect thereto. The Indemnified Party shall not agree to any settlement of a Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed. The Indemnifying Party shall not agree to any settlement of a Third Party Claim that does not include a complete release of the Indemnified Party from all liability with respect thereto or that imposes any liability or obligation on the Indemnified Party or is reasonably likely to be harmful to the reputation of the Indemnified Party, without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned, or delayed, provided that, the Indemnifying Party shall be required to obtain the Indemnified Party’s written consent prior to settlement of the Ecolab Litigation, such consent not to be unreasonably withheld, conditioned, or delayed.

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10.5           Tax Treatment of Indemnity Payments. Seller and Buyer agree to treat any indemnity payment made pursuant to this Article X as an adjustment to the Purchase Price for all applicable Tax purposes.

10.6           Reserved.

10.7           Escrow.

(a)                First Escrow Period. If there have been no claims for payment of a Shortfall Amount under Section 1.5(c) and no claims for indemnification made by a Buyer Indemnified Party during the first 9 months after the Closing Date (the “First Escrow Period”), then, within 5 Business Days after the expiration of the First Escrow Period, Buyer and Seller shall execute and deliver Joint Written Instructions to the Escrow Agent to pay to Seller an aggregate amount of $5,000,000 (which equates to 50% of the Escrow Amount), by wire transfer of immediately available funds in accordance with Seller’s wire transfer instructions. If there have been such claims during the First Escrow Period, then Buyer and Seller shall execute and deliver Joint Written Instructions to the Escrow Agent to pay to Seller, by wire transfer of immediately available funds in accordance with Seller’s wire transfer instructions, an amount equal to:

(b)                $5,000,000,

(c)                less the sum of (A) all claims for indemnification made by a Buyer Indemnified Party that have been finally determined as a Liability of Seller in accordance with this Article X as of such date, (B) all claims for payment of a Shortfall Amount under Section 1.5(c), as of such date, and (C) Buyer’s good faith estimate of the aggregate amount of all unresolved claims for indemnification asserted under this Article X by a Buyer Indemnified Party (the “Unresolved Claims”) as of such date.

(d)                Second Escrow Period. On the date that is 18 months after the Closing Date (the “Release Date”), Buyer and Seller shall execute and deliver Joint Written Instructions to the Escrow Agent to pay to Seller, by wire transfer of immediately available funds in accordance with Seller’s wire transfer instructions, an amount equal to:

(i)                 the Escrow Amount,

(ii)               less the amount, if any, paid to Seller under Section 10.7(a),

(iii)             less the sum of (A) all claims for indemnification made by a Buyer Indemnified Party that have been finally determined as a Liability of Seller in accordance with this Article X as of such date, (B) all claims for payment of a Shortfall Amount under Section 1.5(c) and (C) Buyer’s good faith estimate of the aggregate amount of all Unresolved Claims.

(e)                To the extent any portion of the Escrow Amount is not paid to Seller as a result of Unresolved Claims existing on the Release Date and all such Unresolved Claims are later resolved, then Buyer and Seller shall, not later than 5 Business Days after the final resolution of all Unresolved Claims, execute and deliver Joint Written Instructions to the Escrow Agent to pay to Seller, by wire transfer of immediately available funds and in accordance with Seller’s wire transfer instructions, an aggregate amount equal to the portion of such Unresolved Claims finally determined not to be a Liability of Seller under this Article X, but solely to the extent funds are then remaining in the Escrow.

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Article XI - MISCELLANEOUS

11.1           [Reserved.]

11.2           Notices. Any notice, request, consent, waiver or other communication required or permitted hereunder shall be effective only if it is in writing and shall have been duly given (a) on the date delivered, if personally delivered, (b) on the seventh (7th) Business Day after being sent by certified or registered mail, postage prepaid, return receipt requested, (c) on the next Business Day after being sent by reputable overnight courier (delivery prepaid), or (d) upon transmission, if sent by electronic mail transmission, to the Parties at the following addresses:

If to the Company (prior to the Closing), to:

DAS Medical Holdings, LLC

Ten River Court

Cartersville, Georgia 30120

Attention: Daniel Lee

Email: daniel@das-medical.com

with a copy (which shall not constitute notice) to:

Gregory, Doyle, Calhoun & Rogers, LLC

49 Atlanta St.

Marietta, Georgia 30060

Attention: C. George Kleeman, IV, Esq.

Email: gkleeman@gdcrlaw.com

If to Seller:

Parallax Investments, LLC

Ten River Court

Cartersville, Georgia 30120

Attention: Daniel Lee

Email: daniel@das-medical.com

with a copy (which shall not constitute notice) to:

Gregory, Doyle, Calhoun & Rogers, LLC

49 Atlanta St.

Marietta, Georgia 30060

Attention: C. George Kleeman, IV, Esq.

Email: gkleeman@gdcrlaw.com

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If to Buyer, to:

UFP Technologies, Inc.

100 Hale Street

Newburyport, MA 01950

Attn: Christopher P. Litterio, General Counsel

Email: clitterio@ufpt.com

with a copy (which shall not constitute notice) to:

TCF Law Group, PLLC

21 Pleasant St., Suite 237

Newburyport, MA 01950

Attention: Thomas Farrell, Esq.

Email: tfarrell@tcflaw.com

or such other Person or address as the addressee may have specified in a notice duly given to the sender as provided herein.

11.3           Integration. This Agreement (including the schedules and exhibits attached hereto) constitutes the entire agreement and understanding of the Parties relating to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, whether oral or written, relating to the subject matter hereof, including the letter of intent dated August 12, 2021, as the same may have been amended from time to time prior to the date hereof.

11.4           Waiver. No delay or failure on the part of any Party in exercising any rights hereunder, and no partial or single exercise thereof, will constitute a waiver of such rights or of any other rights hereunder.

11.5           No Third-Party Beneficiaries. Except as expressly provided in Section 9.6 and Article X, nothing in this Agreement will be construed as giving any Person, other than the Parties hereto and their successors and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

11.6           GOVERNING LAW. THIS AGREEMENT WILL BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF DELAWARE, EXCLUDING PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

11.7           Table of Contents; Headings. The table of contents and the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

11.8           Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document. This Agreement may be executed electronically and delivered by transfer of an originally signed document by e-mail or other electronic means, any of which will be as fully binding as an original document.

11.9           Amendment; Waiver; Requirement of Writing. The terms of this Agreement can only be changed, modified, released or discharged pursuant to a written agreement executed by all of the Parties. The performance of any term or condition of this Agreement cannot be waived in whole or in part except by a writing signed by the Party against whom enforcement of the change or waiver is sought. Any term or condition of this Agreement may be waived at any time by the Party entitled to the benefit thereof and any such term or condition may be modified at any time by an agreement in writing executed by each of the Parties hereto.

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11.10        Assignment. This Agreement and the rights and obligations of each Party hereunder shall be binding upon, and inure to the benefit of, the Parties and their respective successors, heirs and permitted assigns, but may not be assigned by Seller without the prior written consent of Buyer, or by Buyer without the prior written consent of Seller, such consent not to be unreasonably withheld, conditioned or delayed, except that Buyer may (a) assign any or all of its rights and interests hereunder to one or more of its Affiliates and designate one or more of its Affiliates to perform its obligations hereunder, (b) assign its rights under this Agreement for collateral security purposes to any lenders providing financing to Buyer or any of its respective subsidiaries or Affiliates, or (c) assign its rights and obligations under this Agreement to any Person that acquires Buyer or the Company or substantially all of their respective assets (whether by merger, sale of equity, sale of all or substantially all assets, consolidation, recapitalization, or other business combination); provided, however, that any assignment pursuant to clauses (a), or (c) above that occurs prior to the end of the payment period for Earnout Payments shall not relieve Buyer of its obligations hereunder to the extent such assignee does not fulfill Buyer’s obligations under this Agreement.

11.11        Severability; Enforcement. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable under any applicable Law in any jurisdiction, such provision will be ineffective only to the extent of such invalidity, illegality, or unenforceability in such jurisdiction, without invalidating the remainder of this Agreement in such jurisdiction or any provision hereof in any other jurisdiction.

11.12        Jurisdiction. Each of the Parties hereby irrevocably and unconditionally submits to the exclusive jurisdiction of the Delaware Court of Chancery, and in the absence of jurisdiction by such court, to the exclusive jurisdiction of the United States District Court for the District of Delaware for any actions, suits or proceedings arising out of or relating to this Agreement and the Transactions (and each of the Parties agrees not to commence any action, suit or proceeding relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to its address set forth above shall be effective service of process of any action, suit or proceeding brought against it in any such court. Each of the Parties hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit, or proceeding arising out of this Agreement or the Transactions in such courts as aforesaid and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit, or proceeding brought in any such court has been brought in an inconvenient forum.

11.13        Jury Trial Waiver. EACH OF THE PARTIES WAIVES ANY RIGHTS IT MAY HAVE TO A JURY TRIAL.

11.14        Mutual Drafting. The Parties are sophisticated and have been represented by attorneys throughout the Transaction who have carefully negotiated the provisions hereof. As a consequence, the Parties do not intend that the presumptions of laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied to this Agreement, the Schedules, or any agreement or instrument executed in connection herewith, and therefore waive their effects.

11.15        Specific Performance. Notwithstanding anything to the contrary contained in this Agreement, upon failure of any Party to fulfill any covenant or other performance obligation provided for herein, any Party entitled to the benefit of such covenant or other performance obligation shall, at its sole option, be entitled to enforce specific performance of such covenant.

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11.16        Transaction Expenses. Each Party shall be solely responsible for and shall bear all of its own costs and expenses incident to its obligations under and in respect of this Agreement and the Transactions, provided further that Seller shall be responsible for the Seller’s Transaction Expense.

11.17       Representation of the Company and Company Entities. Buyer, on its own behalf and on behalf of all of its Affiliates, agrees that, following the Closing, Gregory, Doyle, Calhoun & Rogers, LLC (“Gregory Doyle”) may serve as counsel to Seller, the Purchase Price Beneficiaries and their respective Affiliates, in connection with any and all matters whether or not related to this Agreement and the consummation of the transactions contemplated hereby, including any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated hereby, notwithstanding any representation by Gregory Doyle of the Company and/or Company Entities prior to the Closing Date. Buyer, on its own behalf and on behalf of all its current and future Affiliates (including, without limitation, the Company and the Company Entities), hereby (a) waive any claim that have or may have that Gregory Doyle has a conflict of interest or is otherwise prohibited from engaging in such representation and (b) agree that, in the event a dispute arises after the Closing between Buyer, the Company, the Company Entities, Sellers or the Purchase Price Beneficiaries or any Affiliates of any of them, Gregory Doyle may represent Seller, the Purchase Price Beneficiaries or any of their Affiliates in such dispute even though the interests of such Person(s) may be directly adverse to Buyer, the Company, the Company Entities or any of their Affiliates, and even though Gregory Doyle may have represented the Company or the Company Entities in a matter substantially relating to such dispute. Buyer, on its own behalf and on behalf of all of its current and future Affiliates (including, without limitation, the Company and the Company Entities) also further agree that, as to all communications among Gregory Doyle and the Company, the Company Entities, Seller and/or the Purchase Price Beneficiaries, or any Affiliates of any of them, that relate in any way to this Agreement, the transactions contemplated hereby, or any litigation or disputes among the Parties to this Agreement arising from events or circumstances prior to the Closing Date, the attorney-client privilege and expectation of client confidence belongs to Seller and the Purchase Price Beneficiaries and may be controlled by Seller and the Purchase Price Beneficiaries, and shall not pass to or be claimed by Buyer or its Affiliates (including, without limitation, the Company or the Company Entities). Notwithstanding anything in this Section 11.17 to the contrary, in the event that a dispute arises between Buyer or any of its Affiliates (including, without limitation, the Company and the Company Entities) and a third-party other than Seller or the Purchase Price Beneficiaries or their Affiliates after the Closing, the Company may assert the attorney-client privilege to prevent the disclosure of confidential communications between Gregory Doyle and the Company and/or the Company Entities to such third-party; provided, however, that the Company may not waive such privilege without the prior written consent of Seller.

Article XII - DEFINITIONS AND TERMS

12.1           Definitions. The following terms, as used herein, shall have the meanings referenced below:

“409A” is defined in Section 2.15(d).

“2020 Financial Statements” is defined in Section 2.7.

“Accounting Firm” is defined in Section 1.5(b)(i).

“Accounts Receivable” means all of the accounts receivable and notes receivable of the Company Entities determined on a consolidated basis in accordance with GAAP.

“Affiliate” means (a) with respect to an individual, any member of such Person’s family (including any child, step child, Buyer, step Buyer, spouse, sibling, mother in law, father in law, son in law, daughter in law, brother in law or sister in law) and (b) with respect to any Person, any Person which directly or indirectly controls, is controlled by, or is under common control with such Person.

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“Anti-Bribery Laws” is defined in Section 2.19(b).

“Applicable Tax Contest” is defined in Section 9.1(d).

“Applicable Tax Return” is defined in Section 9.1(a).

“A/R Adjustment” is defined in Section 1.8.

“A/R Adjustment Statement” is defined in Section 1.8.

“Base Amount” is defined in Section 1.2(a).

“Benefit Plans” is defined in Section 2.15(a).

“Business” means the business of the Company Entities as conducted as of immediately prior to the Closing, including the design, development and manufacture of single-use surgical equipment covers, robotic draping systems and fluid control pouches.

“Business Day” means a day other than a Saturday, Sunday, or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Business Employees” is defined in Section 2.16.

“Buyer Bring-Down Certificate” is defined in Section 7.2(d).

“Buyer Prepared Returns” is defined in Section 9.1(a).

“Buyer Indemnified Parties” is defined in Section 10.1.

“Buyer’s Closing Conditions” is defined in Section 6.2.

“Buyer’s Closing Deliveries” is defined in Section 7.2.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Public Law 116-136), signed into law on March 27, 2020.

“Cap” is defined in Section 10.3(d).

“Cash” means cash and cash equivalents, marketable securities, and deposits of the Company Entities determined on a consolidated basis in accordance with GAAP.

“Claim” is defined in Section 2.22.

“Closing” is defined in Section 6.1.

“Closing A/R” means the aggregate Accounts Receivable of all Company Entities as of the Closing Date

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“Closing Cash” means the aggregate Cash of all Company Entities as of the Closing Date.

“Closing Debt” means the aggregate Debt of all Company Entities as of the Closing Date.

“Closing Date” is defined in Section 6.1.

“Closing Payment” is defined in Section 1.4.

“Closing Price” is defined in Section 1.3.

“Closing Statement” is defined in Section 1.5(a).

“Closing Working Capital” means Working Capital as of the Closing; provided that the time for determining any Tax items included in Closing Working Capital shall be the end of the day on the Closing Date.

“Closing Working Capital Adjustment” means the difference between Closing Working Capital and Target Working Capital, increasing the Purchase Price (on a dollar for dollar basis) if such difference is a positive number and decreasing the Purchase Price (on a dollar for dollar basis) if such difference is a negative number.

“COBRA” is defined in Section 2.15(c).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Bring-Down Certificate” is defined in Section 7.1(h).

“Company Entities” means the Company and the Company Subsidiaries.

“Company Indemnitors” is defined in Section 10.1.

“Company Intellectual Property” means all (a) Company Owned Intellectual Property and (b) all Intellectual Property Rights licensed by any of the Company Entities from another Person.

“Company Owned Intellectual Property” means all Intellectual Property Rights owned by any of the Company Entities.

“Company Registrations” is defined in Section 2.13(a).

“Company Source Code” means the source code for any Software included in the Products or in Company Owned Intellectual Property or in other confidential information constituting, embodied in or pertaining to the Products.

“Company Subsidiaries” means the DAS Medical Corporation, a Delaware corporation, Sterimed, LLC, a Georgia limited liability company, One Degree Medical Holdings, LLC, a Georgia limited liability company, and DAS Medical International, S.R.L., a Dominican Republic corporation.

“Competition Law” means any applicable supranational, national, federal, state, county, local or foreign antitrust, competition or trade regulation Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, including the HSR Act, the Sherman Act, the Clayton Act and the Federal Trade Commission Act, in each case, as amended, and other similar antitrust, competition, or trade regulation laws of any jurisdiction other than the United States.

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“Confidentiality Agreement” means the confidentiality agreement between Buyer and the Company dated as of January 13, 2020.

“Contagion Event” means the outbreak and ongoing effects of any contagious disease, epidemic or pandemic (including the novel coronavirus which causes COVID-19).

“Contracts” means any legally binding contract, agreement, commitment, plan, undertaking, lease, indenture, deed of trust, mortgage, license, or other agreement or commitment of any kind, whether written or oral.

“Contribution” is defined in Section B of the Background Section.

“Covered Persons” is defined in Section 9.6.

“COVID-19” means the novel coronavirus disease 2019, known as COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

“D.R. Employees” means Israel Portes Mercedes and Albertor Antonio Pimental Valera.

“Debt” means, as to any Person, all obligations for payment of principal, interest, penalties and collection costs thereof, with respect to money borrowed, incurred or assumed (including guarantees, letters of credit to the extent drawn or promissory notes), other similar obligations in the nature of a borrowing by which such Person will be obligated to pay, and Deferred Payroll Taxes, but excluding, for the avoidance of doubt, items included in the calculation of the Working Capital Adjustment, or Seller Transaction Expense.

“Deferred Payroll Taxes” means the employer portion of any payroll Taxes for a Pre-Closing Tax Period in respect of which the Company has deferred the payment thereof until after the Closing Date pursuant to Section 2302 of the CARES Act.

“Disputed Items” is defined in Section 1.5(b)(i).

“Draft Purchase Price Allocation” is defined in Section 9.1(h).

“Earnout Payment Schedule” is defined in Section 1.6.

“Earnout Payments” is defined in Section 1.6.

“Ecolab Litigation” means the Ecolab, Inc., v. One Degree Medical, LLC, et al litigation disclosed in Schedule 2.22.

“End Date” is defined in Section 8.1(b).

“Enforceability Exceptions” is defined in Section 2.3.

“Environmental, Health, and Safety Requirements” means all applicable Laws concerning public health and safety, worker and occupational health and safety, natural resources and pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any Hazardous Substances, materials, or wastes, chemical substances, or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, fuel oil products and byproducts, mold, asbestos, polychlorinated biphenyls, noise, or radiation.

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“Equity Interest” is defined in Section 4.1(b)(xviii).

“ERISA” is defined in Section 2.15(a).

“ERISA Affiliate” means any organization together with the Company which is a member of a controlled group of organizations within the meaning of Sections 414 of the Code, or any organization that would be considered one employer with the Company under Section 414 of the Code or Section 4001 of ERISA.

“Escrow” is defined in Section 1.4(d).

“Escrow Agent” means Bank of America, N.A.

“Escrow Agreement” means the escrow agreement in substantially the form attached hereto as Exhibit H by and among Escrow Agent, Buyer and Seller, with such changes as required to reflect the terms and conditions of this Agreement.

“Escrow Amount” is defined in Section 1.4(d).

“Estimated Closing Balance Sheet” is defined in Section 1.3.

“Estimated Closing Price” is defined in Section 1.3.

“Estimated Closing Statement” is defined in Section 1.3.

“Excess Amount” is defined in Section 1.5(c).

“Excluded Assets” means the equity interests in Abidor Inmobilaria, S.R.L. (D.R.) .

“Express Buyer Representations” is defined in Section 2.30.

“Express Seller Party Representations” is defined in Section 4.10.

“Final Purchase Price Allocation” is defined in Section 9.1(h).

“Financial Statements” is defined in Section 2.7.

“FIRPTA Certificate” is defined in Section 7.1(i).

“First Escrow Period” is defined in Section 10.6(a).

“Flow of Funds Memorandum” means that memorandum, prepared in accordance with Section 1.4 and duly executed by Seller, identifying the payees of the Estimated Closing Price and authorizing Buyer to pay the payees in such amounts and to such accounts as specified therein.

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“Fraud” means, with respect to a party, its actual and intentional fraud with respect to the making of any of the representations and warranties made in Article II, Article III and Article IV (as applicable); provided, however, that such actual and intentional fraud shall only be deemed to have been committed by a Party if: any of the persons included in the definition of the Company’s Knowledge (in the case of the Seller) or corporate officers (in the case of Buyer) had actual knowledge (as opposed to imputed or constructive knowledge, which shall not be considered) that the subject representation or warranty (as qualified by the Schedules hereto) was false when made.  The Parties expressly agree that “Fraud” does not include or apply to (a) negligent representations or warranties or (b) any representation or warranty other than the representations and warranties expressly set forth in this Agreement.

“Fundamental Representations” is defined in Section 10.3(a).

“GAAP” means United States generally accepted accounting principles.

“Government Approvals” means any consents, notices, or approvals required by a Governmental Authority prior to closing the Transactions.

“Governmental Authority” any domestic, foreign, federal, state, provincial or local governmental, regulatory, administrative or self-regulatory authority, agency, bureau, board, commission, court, judicial or arbitral body (public or private), department, political subdivision, tribunal or other instrumentality thereof, including, without limitation, any State’s Attorney General or Supervisory Authority, the Committee for Foreign Investment in the United States, and any body with authority over merger reviews or approvals under the antitrust Law or foreign investment Law of any jurisdiction.

“Government Contract” means any contract (whether prime contract, subcontract, grant, subaward, or other similar arrangement) between any of the Company Entities, on the one hand, and (a) a Governmental Authority, (b) a prime contractor or prime grant recipient of a Governmental Authority in its capacity as a prime contractor or prime grant recipient, or (c) a subcontractor with respect to any contract of a type described in clauses (a) or (b) above, and (d) any subcontractor with respect to any contract of a type described in clause (c) above, on the other hand.

“Hazardous Substance” means (a) petroleum or petroleum products, flammable materials, explosives, radioactive materials, radon gas, lead-based paint, asbestos in any form, urea formaldehyde foam insulation, polychlorinated biphenyls (PCBs), transformers or other equipment that contain dielectric fluid containing PCBs and toxic mold or fungus of any kind or species, (b) any chemicals or other materials or substances which are defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “toxic substances,” “toxic pollutants,” “contaminants,” “pollutants,” or words of similar import under any applicable Environmental, Health, and Safety Requirements, and (c) any other chemical, material or substance exposure to which is prohibited, limited or regulated under any applicable Environmental, Health, and Safety Requirements.

“HSR Act” means Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules, regulations, and informal interpretations issued thereunder, and any successor to such statute, rules, or regulations.

“HSR Pre-Merger Notice” means the Notification and Report Form for Certain Mergers and Acquisitions required by the HSR Act.

“In-Licenses” is defined in Section 2.13(c).

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“Indemnifiable Loss” is defined in Section 10.3(h).

“Indemnified Party” means a Person entitled to indemnification under Article X.

“Indemnifying Party” means a Person required to provide indemnification under Article X.

“Information Privacy and Security Laws” means applicable Laws concerning the use, ownership, maintenance, storage, collection, privacy and/or security of Protected Information.

“Insurance Policies” is defined in Section 2.21.

“Intellectual Property Registrations” means Patents, Marks (other than unregistered trademarks, service marks and trade dress), registered copyrights and designs, mask work registrations and applications for each of the foregoing.

“Intellectual Property Rights” means all of the following: (a) all trademarks, service marks, trade names, Internet domain names, trade dress, and the goodwill associated therewith, and all registrations or applications for registration thereof (collectively, the “Marks”); (b) all patents, patent applications and continuations (collectively, the “Patents”); (c) all copyrights, database rights and moral rights in both published works and unpublished works, whether registered or unregistered, and all registrations or applications for registration thereof; and (d) trade secret and confidential information, including such rights in inventions (whether patentable or un-patentable and whether or not reduced to practice), know how, customer lists, technical information, proprietary information, technologies, processes and formulae, and data, whether tangible or intangible, and whether stored, compiled, or memorialized physically, electronically, photographically, or otherwise.

“Intended Tax Treatment” is defined in Section I of the Background Section.

“Interests” is defined in Section G of the Background Section.

“Interim Balance Sheet” is defined in Section 2.7.

“Interim Balance Sheet Date” is defined in Section 2.7.

“Interim Financial Statements” is defined in Section 2.7.

“Interim Income Statements” is defined in Section 2.7.

“Interim Period” means the period (a) from the Signing Date to the Closing Date or (b) in the case of early termination under Article VIII, from the Signing Date to the effective date of such termination.

“Internal Systems” means the Software, equipment, materials and test, calibration and measurement apparatus used by the Company Entities in their business or operations or to develop, manufacture, fabricate, assemble, provide, distribute, support, maintain or test the Products, whether located on the premises of a Company Entity or a third party site.

“Inventory” means all inventory of the Company Entities, determined in accordance with GAAP and whether or not reflected in the Interim Balance Sheet.

“Inventory Adjustment” is defined in Section 1.9.

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“Inventory Adjustment Statement” is defined in Section 1.9.

“IRS” means the Internal Revenue Service.

“ISI Rebates” means the total amount of rebates that the Company Entities, collectively, owe to Intuitive Surgical S.A.R.L. (ISI) for the pre-Closing period, but net of any rebate amounts included in the calculation of the Closing Working Capital Adjustment.

“IT Assets” is defined in Section 2.14(d).

“Key Owner Non-Competition Agreements” means the Non-Competition Agreements between (a) Buyer and Daniel E. Lee and (b) Buyer and Houston Lee.

“Knowledge of the Company” or “Company’s Knowledge” means the actual knowledge of any of Daniel E. Lee and Houston Lee, after reasonable inquiry with respect to the applicable representation and warranty.

“Knowledge of the Buyer” means the actual knowledge of any of Jeffrey Bailly, Ronald Lataille and Mitchell Rock, after reasonable inquiry with respect to the applicable representation and warranty.

“Law” means with respect to any Person, any domestic, federal, state, provincial, municipal, local, national, supranational, or foreign statute or law (whether statutory, common law, or otherwise), constitution, code, convention, ordinance, rule, regulation, order, writ, judgment, decree, ruling, binding directive or guidance of any Governmental Authority (including those of any applicable self-regulatory organization), arbitration award, agency requirement, or any other enforceable requirement of any Governmental Authority that is binding upon or applicable to such Person.

“Leased Personal Property” is defined in Section 2.11.

“Leased Real Properties” is defined in Section 2.12(b).

“Liability” means any liability or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due, regardless of when asserted.

“Lien” means any lien, mortgage, pledge, title defect, easement, right-of-way, option, charge, security interest, third-party claim, or any other restriction or encumbrance.

“Loss” means any and all losses, costs, expenses, assessments, judgments, Liabilities, or other damages of any nature whatsoever, including interest, penalties and reasonable attorneys’ fees and disbursements; provided, that “Losses” shall not include any exemplary or punitive damages (except to the extent paid or payable by an Indemnified Party to a third party in connection with a Third Party Claim).

“Marks” is defined within the definition of Intellectual Property Rights.

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“Material Adverse Change” means, with respect to any Person, any change, event, condition, effect, or circumstance that, individually or in the aggregate, is or would reasonably be expected to be materially adverse to the financial condition, business, or operations of such Person and its Subsidiaries, taken as a whole; provided that none of the following (to the extent resulting or arising from the following) shall be taken into account in determining whether there has been, is, or would reasonably be expected to be a Material Adverse Change: (a) changes in general economic conditions or financial markets, (b) changes generally affecting the industry in which such Person operates, (c) any acts of terrorism, military action, or war, the occurrence, continuation or worsening of any Contagion Event, or any man-made or natural disaster or other acts of God, (d) changes in applicable Law or U.S. GAAP generally affecting the industry in which the Company operates, or (e) any change, event, condition, effect, or circumstance that results from the taking of any action or inaction pursuant to explicit requirements set forth in this Agreement or approved or requested in writing by the Buyer, except that this exception (e) is not intended to relieve Seller or any of the Purchase Price Beneficiaries from any Liability resulting from its or his breach of this Agreement; provided that with respect to the exceptions set forth in clauses (a), (b), (c), (d) and (e) in the event that such change, event, condition, effect, or circumstance has had a disproportionate effect on such Person relative to other companies operating in the industry or industries in which such Person operates, then the incremental effect of such any change, event, condition, effect, or circumstance as compared to its effect on such other companies shall be taken into account for the purpose of determining whether a Material Adverse Change exists or would reasonably be expected to occur.

“Material Contract” is defined in Section 2.10(b).

“Material Non-Registered Intellectual Property” means Company Intellectual Property that (1) is not registered Company Intellectual Property and (2) is material to the business or operations of any of the Company Entities.

“NDQC Plans” is defined in Section 2.15(d).

“Non-Competition Agreements” is defined in Section 7.1(g).

“Notice of Claim” is defined in Section 10.4(b)(i).

“Notice of Loss” is defined in Section 10.4(a).

“Objection Notice” is defined in Section 1.5(a).

“Offer Letters” is defined in Section 7.1(f).

“Ordinary Course of Business” means the ordinary and usual course of day-to-day operations of the business of each Company Entity through the date hereof consistent with past practice.

“Open Source Code” means free and open source Software and includes those components of Software which qualify as public domain Software or are licensed as Shareable Freeware or Open Source Software. “Shareable Freeware” is copyrighted computer Software which is made available to the general public for use free of charge, for an unlimited time, without restrictions on field of use or redistribution. “Open Source Software” includes Software licensed or distributed under a license that, as a condition of use, modification or distribution of the Software: (a) requires that such Software or other Software distributed with or combined with the Software be disclosed or distributed in source code form, licensed for the purpose of making derivative works, or redistributable at no charge, or (b) otherwise imposes a limitation, restriction, or condition on the right of any Company Entity to use, modify, or distribute all or part of a proprietary Product or to enforce an Intellectual Property right of any Company Entity. Open Source Code includes Software code that is licensed under any license that conforms to the Open Software Initiative definition of open source Software in effect as of the Signing Date, including without limitation any versions of the GNU General Public License, GNU Lesser General Public License, Mozilla License, Common Public License, Apache License, BSD License, Artistic License, or Sun Community Source License.

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“Organizational Documents” means, with respect to any Person, such Person’s charter, by-laws, certificate of incorporation or formation, limited liability company agreement, partnership agreement, or other similar organizational document(s).

“Out-Licenses” is defined in Section 2.13(c).

“Owned Personal Property” is defined in Section 2.11.

“Patents” is defined within the definition of Intellectual Property Rights.

“Pay-Off Letter” is defined in Section 2.6(d).

“Permits” is defined in Section 2.19(a).

“Permitted Liens” means (a) Liens for current taxes, assessments, or governmental charges not yet due and delinquent, (b) mechanic’s liens, contractor liens, and similar liens which arise by operation of law and for amounts which are not yet delinquent, (c) statutory liens to secure obligations to landlords, lessors, or renters under leases or rental agreements (including arising under equipment leases with third parties); (d) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, or similar programs mandated by applicable Law, and (e) zoning, building code, entitlement, or other governmentally established restrictions or encumbrances which are not violated by the current use or occupancy of such property.

“Person” means an individual, a corporation, a partnership, limited liability company, an association, a trust or other entity or organization or Governmental Authority, including a governmental or political subdivision or an agency or instrumentality thereof.

“Personal Goodwill” means close personal and ongoing business relationships, trade secrets and knowledge in connection with the medical device and supply industry and the Company and Company Entities’ business, developed through the personal ability, personality, reputation, skill and integrity of each of the Personal Goodwill Sellers, and other information relating thereto.

“Personal Goodwill Purchase Agreement” is defined in Section 7.2(j).

“Personal Goodwill Sellers” means Armond Groves, Thomas Bonner, Bruce Grady, Danny R. Lee, Daniel E. Lee and Houston Lee.

“Personal Property” is defined in Section 2.11.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date.

“Pre-Closing Tax Period” means collectively, all taxable periods ending on or prior to the Closing Date and the portion through the end of the Closing Date for all Straddle Periods.

“Pro Rata Indemnity Share” means, with respect to each Purchase Price Beneficiary, as follows:

Armond Groves 34.40% of the Purchase Price

Danny R. Lee 17.20% of the Purchase Price

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Carol Lee 17.20% of the Purchase Price

Daniel E. Lee 12.20% of the Purchase Price

Bruce Grady 10.0% of the Purchase Price

Thomas Bonner 5.0% of the Purchase Price

Houston Lee 4.0% of the Purchase Price

“Products” means products and services of the Company Entities, both current and historical.

“Protected Information” means any information that alone or in combination with other information held by any Company Entity (i) can be used to specifically identify a natural person, (ii) constitutes personal information or health or financial information about an identifiable natural person, or (iii) is governed, regulated, or protected by one or more Information Privacy and Security Laws.

“Purchase Price Beneficiaries” means Danny R. Lee, Carol Lee, Daniel E. Lee, Houston Lee, Armond Groves, Thomas Bonner, and Bruce Grady.

“QSub Election” is defined in Section D of the Background Section.

“Real Property Lease” is defined in Section 2.12(b).

“Rejection Notice” is defined in Section 10.4(b)(ii).

“Resolved Items” is defined in Section 1.5(b)(i).

“Releasees” is defined in Section 9.7.

“Reorganization” is defined in Section D of the Background Section.

“Representative” means, with respect to any Person, any director, officer, partner, member, stockholder, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors, provided, however, that none of Buyer, the Company Entities, or Seller constitutes a Representative.

“S Election” is defined in Section 2.20(m).

“Sale Bonuses” means all severance payments, change of control payments, stay bonuses, retention bonuses, transaction completion bonuses and other sale bonuses payable to certain members and/or employees of the Company in connection with the Closing of the Transactions, together with the employer portion of any employment Taxes payable in respect of the foregoing.

“SEC” means the U.S. Securities and Exchange Commission.

“Select Equipment” means the equipment for Line 3 (column drape), Line 5 (the ISA production line) and Line 7 (instrument arm drape) for which Seller has executed purchase orders in the approximate amount of $760,000.

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“Select Equipment Expense” means the expense for purchase of the Select Equipment, but not to exceed the amount of $500,000.

“Seller’s Closing Conditions” is defined in Section 6.3.

“Seller’s Closing Deliveries” is defined in Section 7.1.

“Seller’s Transaction Expense” means all fees and expenses of attorneys, accountants, investment bankers and other advisors incurred by any Company Entity prior to the Closing relating to this Agreement and the Transactions, including Seller’s share of the costs of the Escrow Agent, but excluding any Sale Bonuses.

“Shortfall Amount” is defined in Section 1.5(c).

“Signing Date” is defined in the Preamble.

“Software” means (i) computer programs, including any and all software implementations of algorithms, models and methodologies, including firmware and other software embedded in hardware devices, in each case whether in source code or object code, including any library, component or module of any of the foregoing, including, in the case of source code, any related multimedia files, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools including software development kits (SDKs) or other development or compilation tools, and any application programming interfaces (APIs), templates, menus, buttons and icons, and (iv) documentation, including programmer notes, specifications, user manuals, and other training documentation, related to any of the foregoing.

“Straddle Period” is defined in Section 9.1(a).

“Submission” is defined in Section 1.5(b)(i).

“Subsidiary” when used with respect to any party, means any corporation, limited liability company, partnership, association, trust or other entity the accounts of which would be consolidated with those of such party in such party’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such party or one or more Subsidiaries of such party or by such party and one or more Subsidiaries of such party. For the avoidance of doubt, each of the Company Subsidiaries constitutes a Subsidiary.

“Target Working Capital” means $10,100,000.00.

“Tax” means: (a) any federal, state, county, local or foreign taxes, including ad valorem, alternative or add-on minimum, capital securities, communications, customs duty, disability, employment, escheat or unclaimed property, estimated, excise, franchise, gross income, gross receipts, license, net income, occupation, payroll, premium, profits, property, registration, sales, severance, social security, stamp, transfer, unemployment, use, utility, value-added, wage, windfall profits, withholding, and other taxes of any kind whatsoever (including government fees or assessments in the nature of a tax); and (b) any interest, penalties, additions to tax, or additional amount imposed by any Taxing Authority with respect thereto, whether disputed or not.

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“Taxing Authority” means any Governmental Authority responsible for the administration or imposition of any Tax.

“Tax Return” means any return, statement, estimate, report, form, or filing with respect to Taxes, including any schedules attached thereto and any amendment thereof, filed or required to be filed with a Taxing Authority.

“Third Party Claim” is defined in Section 10.4(b)(i).

“Third Party Software” means Software developed by any third Person and licensed to any Company Entity as part of the Company Intellectual Property.

“Threshold” is defined in Section 10.3(c).

“Transaction Agreements” means this Agreement, the Interest Transfer Power, the Escrow Agreement, the Non-Competition Agreements, the D.R. Non-Competition Agreements, the Offer Letters, and the Personal Goodwill Purchase Agreement.

“Transaction Compensation” means Sale Bonuses, option exercises, payments to holders of Company Options or other compensatory payments that are incurred or otherwise become payable in connection with the Transactions.

“Transaction Payroll Taxes” means the employer portion of any payroll or employment Taxes incurred or accrued with respect to any Transaction Compensation.

“Transactions” means the transactions contemplated by this Agreement.

“Transfer Taxes” is defined in Section 9.1(b).

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code.

“Unpaid Seller’s Transaction Expense” is defined in Section 1.4(b).

“Unresolved Claims” is defined in Section 10.6(a).

“Wire Instructions” is defined in Section 1.4(a).

“Working Capital” means as of a certain time the amount equal to (a) all current assets of all Company Entities (except for Cash) minus (b) all current liabilities of all Company Entities (including current and long-term deferred revenue, ISI rebate liability, and Sale Bonuses, but excluding Seller’s Transaction Expense, Debt, and Select Equipment Expense), in each case determined from the books of account of the Company Entities in accordance with GAAP applied consistently with the Company Entities’ past practices to the extent such practices are compliant with GAAP. For greater clarity, Seller will accrue $1,000,000 in the Estimated Closing Working Capital calculation for ISI rebate liability.

12.2           Other Definitional Provisions.

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(a)                The words “herein”, “hereof”, “hereto” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b)                The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

(c)                Whenever the words “include”, “including” or “includes” appear in this Agreement, they shall be read to be followed by the words “without limitation” or words having similar import.

(d)                Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meanings throughout this Agreement.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the undersigned have executed this Securities Purchase Agreement as of the day and year first above written.

BUYER

UFP TECHNOLOGIES, INC.

By: /s/ R. Jeffrey Bailly

Name: R. Jeffrey Bailly

Title: President, CEO

COMPANY

DAS MEDICAL HOLDINGS. LLC

By: /s/ Danny R. Lee

Name: Danny R. Lee

Title: General Manager

SELLER

PARALLAX INVESTMENTS, LLC

By: /s/ Danny R. Lee

Name: Danny R. Lee

Title: Manager

[**SIGNATURES CONTINUE ON NEXT PAGE**]

[Signature Page to Securities Purchase Agreement]

IN WITNESS WHEREOF, the undersigned have executed this Securities Purchase Agreement as of the day and year first above written.

PURCHASE PRICE BENEFICIARIES

Solely with respect to Section 3.10 (Limited Reliance Disclaimer) Section 9.5 (Confidentiality), Article V (Indemnification) and Section 11.17 (Representation of the Company and Company Entities)

/s/ Armond Groves

Name: Armond Groves

Address: 9012 Fairview Church Road

Seneca, South Carolina 29672

/s/ Danny R. Lee

Name: Danny R. Lee

Address: 1328 Miracle Strip Parkway

Fort Walton Beach, Florida 32548

/s/ Daniel E. Lee

Name: Daniel E. Lee

Address: 2406 Glenwood Drive, N.E.

Atlanta, Georgia 30305

/s/ Thomas Bonner

Name: Thomas Bonner

Address: 14365 North Slope Street

Centerville, Virginia 20120

/s/ Bruce Grady

Name: Bruce Grady

Address: 42 Lakeside Trail

Cartersville, Georgia 30120

/s/ Carol Lee

Name: Carol Lee

Address: 1328 Miracle Strip Parkway

Fort Walton Beach, Florida 32548

[Signature Page to Securities Purchase Agreement]

/s/ Houston Lee

Name: Houston Lee

Address: 134 Lilyfield Lane

Acworth, Georgia 30101

[Signature Page to Securities Purchase Agreement]

EXHIBIT LIST

EXHIBIT A – Estimated Closing Statement

EXHIBIT A-1 – Estimated Closing Balance Sheet

EXHIBIT B – Flow of Funds Memo

EXHIBIT C – Closing Statement

EXHIBIT C-1 – Closing Balance Sheet

EXHIBIT D – Interest Transfer Power

EXHIBIT E – Offer Letters

EXHIBIT F – Non-Competition Agreements

EXHIBIT G – Personal Goodwill Purchase Agreement

EXHIBIT H – Escrow Agreement

EXHIBIT I – D.R. Non-Competition Agreements

EXHIBIT J – Blackstone Notice